                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-34284
                        NATIONAL BANCORP OF ALASKA, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 8, 2000

To the Stockholders of National Bancorp of Alaska, Inc.:

  The annual meeting of stockholders of National Bancorp of Alaska, Inc. ("National Bancorp") will be held on Thursday, June 8, 2000, at 10:00 a.m., Anchorage, Alaska time, in the Main Office of the National Bank of Alaska, located at Northern Lights Boulevard and C Street, Anchorage, Alaska. The purposes of the meeting are to:

  1. Vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of January 12, 2000, and as amended as of February 15, 2000 (as amended, the "Merger Agreement"), between National Bancorp and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into National Bancorp (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice. As a result of the Merger, National Bancorp will become a wholly-owned subsidiary of Wells Fargo.

  2. Fix at 25 the number of National Bancorp directors to be elected and elect 25 directors, each to hold office until the Merger is completed or, if the Merger is not completed, until the next annual meeting of stockholders and a successor has been elected and has qualified.

  3. Vote on a proposal to ratify the appointment by the board of directors of National Bancorp of Deloitte & Touche LLP, if the merger is not completed, as National Bancorp's independent public accountants for the year ending December 31, 2000.

  4. Act on any other matters that may properly come before the meeting.

  Only stockholders of record on May 1, 2000 may vote at the annual meeting or at any adjournment thereof. A list of stockholders of record who may vote at the meeting will be available during business hours for any National Bancorp stockholder to examine for any purpose relevant to the meeting. The list will be available for at least ten days before the meeting at the offices of National Bancorp, Northern Lights Boulevard and C Street, Anchorage, Alaska.

                                          By Order of the Board of Directors
                                          /s/ Terry S. Kipp
                                          Terry S. Kipp
                                          Corporate Secretary

May 8, 2000

 Please promptly complete, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Merger Agreement and the Merger. You may still vote at the meeting even if you have previously returned your proxy card.

                      [LOGO OF NATIONAL BANCORP OF ALASKA]

  The board of directors of National Bancorp of Alaska, Inc. has approved the sale of National Bancorp to Wells Fargo & Company. The sale requires the approval of National Bancorp's stockholders and will be voted on at the annual meeting. The time and place of the meeting are set forth in the notice of annual meeting that precedes this proxy statement-prospectus.

  If the sale is completed, Wells Fargo will exchange 0.896303 of a share of its common stock for each share of National Bancorp common stock. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

  On May 1, 2000, Wells Fargo common stock closed at $41.13, making 0.896303 of a share of Wells Fargo common stock equal on that date to approximately $36.86. No adjustment will be made to the exchange ratio to reflect fluctuations in the price of Wells Fargo common stock.

  The merger is expected to be generally tax free to National Bancorp stockholders except for cash received instead of fractional shares.

  This proxy statement-prospectus provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo and National Bancorp from documents filed with the Securities and Exchange Commission.
  Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the sale.

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." National Bancorp common stock trades on the Nasdaq National Market under the symbol "NBAK."

  Approval of the sale of National Bancorp to Wells Fargo requires the affirmative vote of a majority of the outstanding shares of National Bancorp common stock. No vote of Wells Fargo's stockholders is required to approve the transaction.

  At the annual meeting, you will also vote to elect National Bancorp's directors and to appoint Deloitte & Touche LLP as National Bancorp's independent public accountants for the year ending December 31, 2000. If National Bancorp's stockholders approve the sale of National Bancorp to Wells Fargo, these items, if approved, will be effective only until the sale is completed.

Signature=/s/Edward B. Rasmuson
Edward B. Rasmuson
Chairman of the Board and Chief Executive Officer

                     -------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of Wells Fargo common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                     -------------------------------------

                 Proxy Statement-Prospectus dated May 8, 2000.
     First mailed to National Bancorp stockholders on or about May 8, 2000.

                             ADDITIONAL INFORMATION

  This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and National Bancorp that is not included in or delivered with this document. See "Where You Can Find More Information" on page 72 for a list of the documents that Wells Fargo and National Bancorp have incorporated into this proxy statement-prospectus. The documents are available to you without charge upon written or oral request made as follows:

       Wells Fargo Documents:                  National Bancorp Documents:
        Wells Fargo & Company                      Corporate Secretary
            MAC N9305-173                   National Bancorp of Alaska, Inc.
         Sixth and Marquette                   Northern Lights & C Street
    Minneapolis, Minnesota 55479                 Anchorage, Alaska 99503
           (612) 667-8655                            (907) 522-8888

  To obtain documents in time for the annual meeting, your request should be received by June 1, 2000.

                              ABOUT THIS DOCUMENT

What is the purpose of this document?

  This document serves as both a proxy statement of National Bancorp and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you by National Bancorp because National Bancorp's board of directors is soliciting your proxy for use at the annual meeting of stockholders called, among other purposes, to vote on the proposed sale of National Bancorp to Wells Fargo. As a prospectus, it's being provided to you by Wells Fargo because Wells Fargo is offering you shares of its common stock in exchange for your shares of National Bancorp common stock if the sale is completed.

Do I need to read the entire document?

  Absolutely. Parts of this proxy statement-prospectus summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Appendix A.

Is there other information I should consider?

  Yes. Much of the business and financial information about Wells Fargo and National Bancorp that may be important to you is not physically included in this document. Instead, this information is incorporated into this document by reference to documents separately filed by Wells Fargo and National Bancorp with the Securities and Exchange Commission (SEC). This means that Wells Fargo and National Bancorp may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "Where You Can Find More Information" on page 72 for a list of documents that Wells Fargo and National Bancorp have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What if there is a conflict between documents?

  You should rely on the most recently filed document. Information in this proxy statement-prospectus may update information contained in the Wells Fargo or National Bancorp documents incorporated by reference. Similarly, information in documents that Wells Fargo or National Bancorp may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents.

What if I choose not to read the incorporated documents?

  Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
  The Merger...............................................................   1
  The Companies............................................................   1
  What You Will Receive In The Merger......................................   1
  Market Price Of Wells Fargo Stock Will Fluctuate.........................   1
  Merger Generally Tax Free To National Bancorp Stockholders...............   2
  National Bancorp's Board Recommends Approval Of The Merger...............   2
  National Bancorp's Financial Advisor Believes Merger Is Fair To National
   Bancorp Stockholders....................................................   2
  Additional Merger Benefits To National Bancorp's Management..............   2
  Dissenters' Rights Not Available.........................................   3
  Surrender Of National Bancorp Shares.....................................   3
  National Bancorp Annual Meeting..........................................   3
  Record Date; Vote Required To Approve Merger.............................   3
  Agreements To Vote For The Merger........................................   3
  Merger Requires Regulatory Approval......................................   4
  Other Conditions To Completing The Merger................................   4
  Termination Of The Merger Agreement......................................   4
  Your Rights Will Differ As A Wells Fargo Stockholder.....................   4
  Wells Fargo Expects To Use Purchase Accounting...........................   4
  Wells Fargo Is Heavily Regulated.........................................   5
  Financial Modernization Will Increase Competition........................   5
  Forward-Looking Statements May Prove Inaccurate..........................   5
  Selected Financial Data..................................................   6
  Comparative Per Common Share Data........................................   6

NATIONAL BANCORP ANNUAL MEETING............................................   8
  Time And Place Of The Meeting............................................   8
  Matters To Be Considered At The Meeting..................................   8
  Record Date..............................................................   8
  Outstanding Shares.......................................................   8
  Quorum...................................................................   8
  Vote Required............................................................   9
  Share Ownership..........................................................   9
  Agreements To Vote For The Merger........................................   9
  Voting And Revocation Of Proxies.........................................  10
  Solicitation Of Proxies..................................................  10
  Other Matters Considered At The Meeting..................................  10

ITEM 1. THE MERGER.........................................................  11
  Effect Of The Merger.....................................................  11
  Background Of And Reasons For The Merger.................................  11
  Opinion Of National Bancorp's Financial Advisor..........................  15
  Additional Interests Of National Bancorp Management......................  21
  Dissenters' Rights.......................................................  23
  Exchange Of Certificates.................................................  23
  Regulatory Approvals.....................................................  23
  Effect Of Merger On National Bancorp's Employee Benefit Plans............  25
  U.S. Federal Income Tax Consequences Of The Merger.......................  25
  Support Agreements.......................................................  26
  Resale Of Wells Fargo Common Stock Issued In The Merger..................  26

  Stock Exchange Listing....................................................  27
  Accounting Treatment......................................................  27

THE MERGER AGREEMENT........................................................  28
  Basic Plan Of Reorganization..............................................  28
  Representations And Warranties............................................  29
  Certain Covenants.........................................................  29
  Conditions To The Merger..................................................  32
  Termination Of The Merger Agreement.......................................  33
  Effect Of Termination.....................................................  34
  Waiver And Amendment......................................................  34
  Expenses..................................................................  34

INFORMATION ABOUT WELLS FARGO...............................................  35
  General...................................................................  35
  Management And Additional Information.....................................  35
  Competition...............................................................  35
  Information On Wells Fargo's Web Site.....................................  36
FIRST SECURITY MERGER.......................................................  36
  The First Security Merger Transaction.....................................  36
  About First Security Corporation..........................................  36

REGULATION AND SUPERVISION OF WELLS FARGO...................................  37
  Introduction..............................................................  37
  Regulatory Agencies.......................................................  37
  Bank Holding Company Activities...........................................  38
  Dividend Restrictions.....................................................  39
  Holding Company Structure.................................................  39
  Capital Requirements......................................................  40
  Deposit Insurance Assessments.............................................  41
  Fiscal And Monetary Policies..............................................  42
  Future Legislation........................................................  42

INFORMATION ABOUT NATIONAL BANCORP..........................................  43
  National Bank of Alaska...................................................  43
  General Banking Services..................................................  43
  Trust Services............................................................  43
  International Banking.....................................................  43
  Competition...............................................................  43
  Employment................................................................  44

WELLS FARGO CAPITAL STOCK...................................................  45
  Wells Fargo Common Stock..................................................  45
  Wells Fargo Preferred Stock...............................................  46
  Wells Fargo Rights Plan...................................................  47

COMPARISON OF STOCKHOLDER RIGHTS............................................  50
  Authorized And Outstanding Capital Stock..................................  50
  Size of Board of Directors................................................  50
  Cumulative Voting.........................................................  50
  Classes of Directors......................................................  51
  Qualifications of Directors...............................................  51

  Filling Vacancies on the Board............................................  51
  Removal of Directors......................................................  51
  Nomination of Directors for Election......................................  52
  Anti-Takeover Provisions..................................................  52
  Stockholder Rights Plan...................................................  53
  Stockholder Action Without a Meeting......................................  53
  Calling Special Meetings of Stockholders..................................  53
  Submission of Stockholder Proposals.......................................  53
  Notice of Stockholder Meetings............................................  54
  Stockholder Vote Required for Mergers.....................................  54
  Dividends.................................................................  54
  Dissenters' Appraisal Rights..............................................  55
  Stockholder Preemptive Rights.............................................  55
  Stockholder Class Voting Rights...........................................  56
  Indemnification...........................................................  56
  Limitations on Directors' Liability.......................................  58
  Amendment of Certificate of Incorporation.................................  59
  Amendment of Bylaws.......................................................  59

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................................  60
  Wells Fargo Share Prices And Dividends....................................  60
  National Bancorp Share Prices And Dividends...............................  61

ITEM 2. ELECTION OF DIRECTORS...............................................  62

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....................  65

DIRECTORS MEETINGS AND COMMITTEES...........................................  65

COMPENSATION OF EXECUTIVE OFFICERS..........................................  65

COMPENSATION OF DIRECTORS...................................................  67

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS.................................  67

SECURITY OWNERSHIP OF MANAGEMENT AS OF JANUARY 31, 2000.....................  69

CHANGES IN CONTROL..........................................................  69

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES.............  69

ITEM 3. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.......................  71

EXPERTS.....................................................................  71
  Wells Fargo's Independent Accountants.....................................  71
  National Bancorp's Independent Accountants................................  71

OPINIONS....................................................................  71
  Share Issuance............................................................  71
  Tax Matters...............................................................  71

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS..............................  72

WHERE YOU CAN FIND MORE INFORMATION.........................................  72
  Registration Statement....................................................  72
  Other SEC Filings.........................................................  72

  Documents Incorporated By Reference.......................................  72
  Documents Available Without Charge From The Companies.....................  73

FORWARD-LOOKING STATEMENTS..................................................  74

APPENDIX A  Agreement and Plan of Reorganization
            Amendment to Agreement and Plan of Reorganization
APPENDIX B  Opinion of CIBC World Markets Corp.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 72. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page 11)

  In the proposed transaction, a Wells Fargo subsidiary will merge with National Bancorp. National Bancorp will survive the merger as a subsidiary of Wells Fargo. Wells Fargo will exchange shares of its common stock for all of the outstanding stock of National Bancorp. After the merger is completed, you will own shares of Wells Fargo common stock and Wells Fargo will own all of the outstanding stock of National Bancorp.

  The merger agreement, as amended, is included in this proxy statement-prospectus as Appendix A. When used in this proxy statement-prospectus, the term "merger agreement" refers to the merger agreement, as so amended. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages 35 and 43)

  Wells Fargo & Company
  420 Montgomery Street
  San Francisco, California 94163
  (800) 411-4932

  Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At March 31, 2000, Wells Fargo had assets of $222 billion, 7th largest among U.S. bank holding companies.

  National Bancorp of Alaska, Inc.
  Northern Lights & C Street
  Anchorage, Alaska 99503
  (907) 522-8888

  National Bancorp of Alaska, Inc. is a bank holding company whose primary subsidiary is National Bank of Alaska, which has 55 banking stores throughout Alaska and one full-service branch in Seattle, Washington. National Bancorp also has insurance, mortgage, finance and leasing subsidiaries. At March 31, 2000, National Bancorp had assets of almost $3 billion.

What You Will Receive In The Merger (page 28)

  If the merger is completed, Wells Fargo will issue 0.896303 of a share of its common stock for each outstanding share of National Bancorp common stock that you own. That fraction is referred to as the "exchange ratio." Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

Market Price Of Wells Fargo Stock Will Fluctuate (page 60)

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." National Bancorp common stock trades on the Nasdaq National Market under the symbol "NBAK."

  The following table shows the closing prices of Wells Fargo and National Bancorp common stock on December 20, 1999, the day before the merger was announced, and on May 1, 2000. The table also shows the equivalent per share value as of each of these dates of National Bancorp common stock based on the exchange ratio of 0.896303.

                                                       Equivalent Value of
                     Wells Fargo  National Bancorp 0.896303 of a Share of Wells
                     Common Stock   Common Stock        Fargo Common Stock
                     ------------ ---------------- ----------------------------
December 20, 1999...    $40.66         $32.88                 $36.44
May 1, 2000.........     41.13          36.50                  36.86

  Under the merger agreement, the exchange ratio was determined as of March 15, 2000. No adjustments to the exchange ratio will be made to reflect fluctuations in the price of Wells Fargo common stock occurring after that date.

  The following table shows the cash dividends paid per share of Wells Fargo and National Bancorp common stock for the quarterly periods indicated.

                                                   Wells Fargo  National Bancorp
Quarter Ended                                      Common Stock   Common Stock
-------------                                      ------------ ----------------
June 30, 1999.....................................    $0.20          $0.15
September 30, 1999................................     0.20           0.15
December 31, 1999.................................     0.20           0.15
March 31, 2000....................................     0.22           0.15

Merger Generally Tax Free To National Bancorp Stockholders (page 25)

  National Bancorp stockholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of National Bancorp common stock for shares of Wells Fargo common stock. National Bancorp stockholders will be taxed on cash they receive instead of fractional shares.

  The tax treatment described above may not apply to every National Bancorp stockholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

  National Bancorp is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized by the holders of National Bancorp common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

National Bancorp's Board Recommends Approval Of The Merger (page 11)

  National Bancorp's board of directors believes that the merger is in the best interests of National Bancorp stockholders and unanimously recommends that National Bancorp stockholders approve the merger. National Bancorp's board believes that the merger will provide National Bancorp stockholders with the potential for greater stock value appreciation than if National Bancorp had remained independent.

National Bancorp's Financial Advisor Believes Merger Is Fair To National Bancorp Stockholders (page 15)

  CIBC World Markets has given its opinion to National Bancorp's board of directors that the consideration to be paid by Wells Fargo to the holders of National Bancorp common stock is fair from a financial point of view to the holders of National Bancorp common stock. CIBC World Markets' opinion is included in this proxy statement-prospectus as Appendix B.

Additional Merger Benefits To National Bancorp's Management (page 21)

  National Bancorp's directors and executive officers have interests in the merger that are different from yours.

  . Edward B. Rasmuson, chairman and chief executive officer of National Bancorp, has entered into an employment and non-compete agreement with Wells Fargo that provides for his employment after the merger as chairman of National Bank of Alaska.

  . The merger agreement provides for specified rights to indemnification in favor of directors and officers of National Bancorp.

  The board of directors of National Bancorp was aware of these additional interests when it approved the merger agreement.

Dissenters' Rights Not Available (page 23)

  National Bancorp stockholders do not have dissenters' appraisal rights under Delaware law or any other statute in connection with the merger.

Surrender Of National Bancorp Shares (page 23)

  To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your National Bancorp share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

National Bancorp Annual Meeting (page 8)

  National Bancorp will hold its annual meeting of stockholders at 10:00 a.m., Anchorage, Alaska time, on Thursday, June 8, 2000, in the Main Office of the National Bank of Alaska, located at Northern Lights Boulevard and C Street, Anchorage, Alaska. The purposes of the meeting are to:

  1. Vote on the merger agreement.

  2. Fix at 25 the number of directors of National Bancorp to be elected and elect 25 directors.

  3. Ratify the appointment of Deloitte & Touche LLP as National Bancorp's independent public accountants for the year ending December 31, 2000.

  4. Act on any other matters that may properly come before the meeting.

  If the merger agreement is approved and the merger is completed, proposals 2 and 3, if approved, will be effective only until the merger is completed.

Record Date; Vote Required To Approve Merger (page 8)

  The record date for the annual meeting is May 1, 2000. You can vote at the meeting if you owned National Bancorp common stock at the close of business on that date. On the record date, there were 30,224,177 shares of National Bancorp common stock outstanding and entitled to vote. You can cast one vote for each share of National Bancorp common stock that you owned on the record date.

  Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of National Bancorp common stock entitled to vote at the annual meeting. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

Agreements To Vote For The Merger (page 26)

  At the same time that the merger agreement was signed, Elmer E. Rasmuson and Edward B. Rasmuson entered into individual support agreements with Wells Fargo. Under their support agreements, Elmer Rasmuson and Edward Rasmuson have agreed, among other things, to vote in favor of the merger all shares of National Bancorp common stock beneficially owned by them at the record date for the meeting.

  At the record date for the meeting, Elmer Rasmuson and Edward Rasmuson beneficially owned a total of 16,921,262 shares of National Bancorp common stock, representing approximately 56.0% of the shares of National Bancorp common stock entitled to vote at the meeting and enough to approve the merger without the concurrence of any other National Bancorp stockholders.

Merger Requires Regulatory Approval (page 23)

  The Board of Governors of the Federal Reserve System and the Alaska Department of Commerce and Economic Development must approve the merger before it can be completed. Wells Fargo has filed applications with the Federal Reserve Board and the Alaska Department of Commerce and Economic Development. As of the date of this proxy statement-prospectus, neither agency had acted on Wells Fargo's application for approval of the merger. Although Wells Fargo expects that both agencies will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approvals will be given.

Other Conditions To Completing The Merger (page 32)

  In addition to the receipt of regulatory approvals, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  .  approval of the merger agreement by National Bancorp stockholders;

  . receipt by National Bancorp of an opinion of counsel concerning the tax consequences of the merger;

  . authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to National Bancorp stockholders;

  . absence of any court or governmental authority order prohibiting the merger; and

  . material compliance by each party with the terms and provisions of the merger agreement.

  Wells Fargo or National Bancorp may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page 33)

  Wells Fargo and National Bancorp can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

  .  a court or other governmental authority prohibits the merger;

  . the merger is not completed by September 30, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate; or

  . a third party makes a competing bid for National Bancorp that National Bancorp's board of directors determines under specified conditions to be superior to the Wells Fargo merger transaction.

Your Rights Will Differ As A Wells Fargo Stockholder (page 50)

  Your rights as a National Bancorp stockholder are currently governed by Delaware law and National Bancorp's certificate of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Wells Fargo Expects To Use Purchase Accounting (page 27)

  Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of National Bancorp. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Wells Fargo Is Heavily Regulated (page 37)

  Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

Financial Modernization Will Increase Competition (page 43)

  Bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Wells Fargo became a financial holding company effective as of March 13, 2000. "Financial in nature" includes:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Federal Reserve Board has determined to be closely related to banking.

  Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

Forward-Looking Statements May Prove Inaccurate (page 74)

  This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and National Bancorp. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Forward-Looking Statements" on page 73.

Selected Financial Data

  The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1995 through 1999 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1999, 1998, 1997 and 1996 and its unaudited financial information for 1995. The Wells Fargo income statement data for 1995 through 1999 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the five-year period ended December 31, 1999. The National Bancorp income statement and balance sheet data for 1995 through 1999 are derived from its audited consolidated financial statements for those years. The Wells Fargo and National Bancorp income statement and balance sheet data as of and for the three months ended March 31, 2000 and 1999 are derived from Wells Fargo's and National Bancorp's unaudited financial information. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and National Bancorp incorporated by reference into this document. See "Where You Can Find More Information" on page 72. You should not rely on the information for the three months ended March 31, 2000 as being indicative of the results expected for the entire year.

                     Wells Fargo & Company and Subsidiaries
                (dollars in millions, except per share amounts)

                         Three Months Ended
                              March 31                 Years Ended December 31
                         ------------------- --------------------------------------------
                           2000      1999      1999     1998     1997     1996     1995
                         --------- --------- -------- -------- -------- -------- --------
Net interest income..... $   2,440 $   2,266 $  9,355 $  8,990 $  8,648 $  8,222 $  5,923
Net income..............     1,010       884    3,747    1,950    2,499    2,228    1,988
Diluted earnings per
 share..................      0.61      0.53     2.23     1.17     1.48     1.36     1.62
Cash dividends per
 share..................      0.22     0.185    0.785    0.700    0.615    0.525    0.450
Book value per share....     14.35     12.60    13.44    12.35    11.92    11.66    10.27
Total assets............   222,276   201,430  218,102  202,475  185,685  188,633  122,200
Long-term debt..........    24,768    20,363   23,375   19,709   17,335   18,142   16,726

               National Bancorp of Alaska, Inc. and Subsidiaries
                (dollars in millions, except per share amounts)

                         Three Months Ended
                              March 31                 Years Ended December 31
                         ------------------- --------------------------------------------
                           2000      1999      1999     1998     1997     1996     1995
                         --------- --------- -------- -------- -------- -------- --------
Net interest income..... $      37 $      35 $    145 $    143 $    136 $    130 $    121
Net income..............        14        13       62       55       51       47       41
Diluted earnings per
 share..................      0.48      0.42     2.05     1.79     1.63     1.46     1.30
Cash dividends per
 share..................      0.15      0.15    0.600    0.575    0.500    0.500    0.430
Book value per share....     15.24     13.89    14.93    13.86    12.85    11.89    10.99
Total assets............     2,974     2,891    3,054    2,976    2,777    2,648    2,451
Long-term debt..........       --        --       --       --       --       --       --

Comparative Per Common Share Data

  The following table shows comparative per share data for Wells Fargo common stock on a historical and pro forma combined basis and for National Bancorp common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger as a purchase. The pro forma equivalent information for National Bancorp is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends declared per share of Wells Fargo common stock and the pro forma stockholders' equity per share by the exchange ratio of 0.896303.

  You should read the data with the historical financial statements and related notes of Wells Fargo and National Bancorp. Wells Fargo's and National Bancorp's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 72. Amounts are in U.S. dollars.

                                         Wells Fargo        National Bancorp
                                     -------------------- ---------------------
                                                Pro Forma            Pro Forma
                                     Historical Combined  Historical Equivalent
                                     ---------- --------- ---------- ----------
Earnings Per Share
  Basic
    Three Months Ended March 31,
     2000...........................   $ 0.62    $ 0.62     $ 0.48     $ 0.56
    Year Ended December 31, 1999....     2.26      2.26       2.05       2.03
  Diluted
    Three Months Ended March 31,
     2000...........................     0.61      0.61       0.48       0.55
    Year Ended December 31, 1999....     2.23      2.23       2.05       2.00
Cash Dividends Declared Per Share
    Three Months Ended March 31,
     2000...........................    0.220     0.220      0.150      0.197
    Year Ended December 31, 1999....    0.785     0.785      0.600      0.704
Book Value Per Share
    March 31, 2000..................    14.35     14.41      15.24      12.91
    December 31, 1999...............    13.44     13.49      14.93      12.09

                        NATIONAL BANCORP ANNUAL MEETING

  The board of directors of National Bancorp is soliciting proxies from its stockholders for use at the annual meeting of National Bancorp stockholders and at any adjournments of the meeting. This proxy statement-prospectus, together with the form of proxy, is expected to be mailed to National Bancorp stockholders on or about May 8, 2000.

Time And Place Of The Meeting

  The time and place of the annual meeting of National Bancorp stockholders are:

    Thursday, June 8, 2000
    10:00 a.m., Anchorage, Alaska time
    Main Office, National Bank of Alaska
    Northern Lights and C Street
    Anchorage, Alaska 99503

Matters To Be Considered At The Meeting

  The annual meeting of National Bancorp stockholders will be held to:

  1. Vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of January 12, 2000, and as amended as of February 15, 2000, by and between National Bancorp and Wells Fargo. The Agreement and Plan of Reorganization, as amended, is included in this proxy statement-prospectus as Appendix A and is referred to in this document as the "merger agreement." The merger agreement provides for the merger of a wholly-owned subsidiary of Wells Fargo with National Bancorp upon the terms and subject to the conditions set forth in the merger agreement. See "The Merger Agreement."

  2. Fix at 25 the number of directors of National Bancorp to be elected and elect 25 directors.

  3. Vote on a proposal to ratify the appointment by National Bancorp's board of directors of Deloitte & Touche LLP as National Bancorp's independent public accountants for the year ending December 31, 2000.

  4. Act on any other matters that may properly come before the meeting.

  If the merger agreement is approved and the merger is completed, proposals 2 and 3, if approved, will be effective only until the merger is completed.

Record Date

  National Bancorp's board of directors has established May 1, 2000 as the record date for the meeting. Only stockholders of record on that date are entitled to attend and vote at the meeting or at any adjournment of the meeting.

Outstanding Shares

  On May 1, 2000, there were 30,224,177 shares of National Bancorp common stock outstanding and entitled to vote at the meeting. Each outstanding share is entitled to one vote on each matter presented. Cumulative voting is not permitted in the election of directors.

Quorum

  A quorum consisting of the holders of a majority of the shares of National Bancorp common stock outstanding at the record date must be present in person or represented by proxy for the transaction of business at the annual meeting. Shares of National Bancorp common stock present in person at the meeting that are not voted, and shares of National Bancorp common stock for which proxies have been received but that abstain from voting, are counted in determining whether a quorum is present. Shares held in street name that have been designated by brokers on proxy cards as not voted will be counted for purposes of determining whether a quorum exists.

Vote Required

  Proposal 1--Approval of the Merger Agreement. Approval of the merger agreement requires the affirmative vote of a majority of the shares of National Bancorp common stock outstanding at the record date.

  Proposal 2--Election of Directors. Directors are elected by a plurality of the shares voted.

  Proposal 3--Appointment of Independent Public Accountants. Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Share Ownership

  Five Percent Holders. National Bancorp knows of only one person who beneficially owned more than 5% of its common stock as of the record date for the annual meeting. The following table sets forth information about this person and his beneficial ownership of National Bancorp common stock as of the record date.

                                           Amount and Nature
   Address                              Of Beneficial Ownership Percent of Class
   -------                              ----------------------- ----------------
   Elmer E. Rasmuson...................       15,764,564              52.2%
   P.O. Box 100600
   Anchorage, Alaska 99510-0600

  Under SEC rules, Mr. Rasmuson is deemed to be the beneficial owner of any shares as to which he has or shares voting power or investment power or has the right to obtain beneficial ownership within 60 days after May 1, 2000. Included among the shares of National Bancorp common stock reported as beneficially owned by Mr. Rasmuson are 3,116,640 shares (10.3% of the outstanding shares) over which Mr. Rasmuson has sole voting and investment power as trustee of three trusts established for the benefit of his children. Mr. Rasmuson expressly disclaims beneficial ownership of these shares.

  Directors And Executive Officers. At the record date for the meeting, National Bancorp's directors and executive officers beneficially owned a total of 2,689,276 shares of National Bancorp common stock, representing approximately 8.9% of the shares of National Bancorp common stock entitled to vote at the annual meeting. National Bancorp expects these individuals to vote in favor of the merger.

  Wells Fargo. At the record date, Wells Fargo and its subsidiaries beneficially owned less than 1% of the shares of National Bancorp common stock entitled to vote at the annual meeting.

Agreements To Vote For The Merger

  Elmer E. Rasmuson and Edward B. Rasmuson, chairman of the board and chief executive officer of National Bancorp have agreed to vote in favor of the merger all shares of National Bancorp common stock beneficially owned by them at the record date for the meeting. At the record date, these individuals beneficially owned a total of 16,921,262 shares of National Bancorp common stock, representing approximately 56.0% of the shares of National Bancorp common stock entitled to vote at the meeting and enough to approve the merger without the concurrence of any other National Bancorp stockholder. See "The Merger--Support Agreements."

Voting And Revocation Of Proxies

  All shares of National Bancorp common stock represented at the annual meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted as follows:

  .  "FOR" the proposal to approve the merger agreement.

  . "FOR" each of the director nominees named in this proxy statement-prospectus.

  .  "FOR" the proposal to ratify the appointment of Deloitte & Touche LLP.

  You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of National Bancorp before or at the annual meeting or (b) voting the shares subject to the proxy in person at the annual meeting. Attendance at the annual meeting will not by itself result in your proxy being revoked.

  A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

  The proposal to approve the merger must be approved by the holders of a majority of the shares of National Bancorp common stock outstanding at the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

Solicitation Of Proxies

  In addition to solicitation by mail, directors, officers and employees of National Bancorp and its subsidiaries may solicit proxies from National Bancorp stockholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. National Bancorp does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but National Bancorp reserves the right to do so should it conclude that such efforts are necessary or advisable.

  Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. National Bancorp will bear its own expenses in connection with any solicitation of proxies for the annual meeting.

Other Matters Considered At The Meeting

  If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and National Bancorp may decide to postpone or adjourn the annual meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

  National Bancorp's board of directors is not aware of any business to be brought before the annual meeting other than the proposals to approve the merger, to fix at 25 the number of directors of National Bancorp to be elected and elect as the directors the nominees named in this proxy statement-prospectus, and to ratify the appointment of the independent public accountants. If other matters are properly brought before the annual meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of National Bancorp.

                               ITEM 1. THE MERGER

Effect Of The Merger

  As a result of the merger:

  . Wells Fargo will exchange shares of its common stock for shares of National Bancorp common stock.

  . Wells Fargo will acquire all of the outstanding common stock of National Bancorp, resulting in National Bancorp becoming a wholly-owned subsidiary of Wells Fargo.

  . National Bancorp stockholders will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of Stockholder Rights."

Background Of And Reasons For The Merger

 Background of the Merger

  From time to time over the past several years, management and the board of directors of National Bancorp have reviewed potential strategic alternatives for enhancing stockholder value and strengthening the ability of National Bancorp to provide high-quality financial services to Alaska markets. In general, these alternatives have centered on programs for achieving growth and attaining greater diversification of National Bancorp's revenue sources. In connection with these strategies, the possibility of National Bancorp affiliating with a larger bank holding company with a similar, community-based strategic focus has frequently been considered. As a consequence, as part of National Bancorp's regular and ongoing assessments of its strategic alternatives, both Elmer E. Rasmuson, the principal stockholder of National Bancorp, and Edward B. Rasmuson, the chairman and chief executive officer of National Bancorp, from time to time have engaged in exploratory discussions with senior executives at various other large regional and superregional bank holding companies concerning the strategic directions of National Bancorp and such other companies, and the extent to which any compatibility of such strategic directions might present opportunities for strategic partnerships or other business combinations in light of the rapid pace of consolidation and change in the financial services industry.

  In connection with this process, management and the board of directors of National Bancorp have, on a regular basis, considered a range of possible alternative strategies for enhancing the interests of National Bancorp and benefiting its markets and increasing stockholder value. These alternatives have included remaining independent at roughly the current size of National Bancorp, seeking to grow through acquisitions of smaller in-market banking institutions or banking institutions in markets similar to or linked to those in Alaska, pursuing a merger transaction with similarly sized or similarly oriented institutions facing similar growth limits in their own markets, or seeking a strategic partnership with a larger institution. In addition, recognizing that the market for the stock of National Bancorp was relatively illiquid for an organization of the size of National Bancorp, due primarily to the existence of one stockholder (Elmer Rasmuson) who controlled approximately half of the outstanding shares, one of the strategic goals of the board of directors was to enhance stockholder liquidity by creating a broader trading market for the stock held by stockholders of National Bancorp.

  Edward Rasmuson was well acquainted with Mr. Richard M. Kovacevich, the president and chief executive officer of Wells Fargo, each having played a significant role in national financial-services trade organizations for numerous years. From time to time during the past several years, Mr. Rasmuson and Mr. Kovacevich met to discuss national developments in the financial services industry as well as the effect of these developments on the state of Alaska. These discussions, which occasionally involved exploratory discussions concerning the wisdom of a possible merger of National Bancorp and Norwest Corporation, of which Mr. Kovacevich was chief executive officer, afforded Mr. Rasmuson increasing familiarity with Norwest Corporation and its businesses and operating philosophy. When Norwest Corporation merged in late 1998 with the former Wells Fargo & Company, which was oriented primarily towards the western United States, including the Pacific Northwest, the attractiveness of a possible transaction between National Bancorp and Wells Fargo became clearer to Edward Rasmuson and to Elmer Rasmuson.

  In early April 1999, at the initiative of management of National Bancorp, Edward Rasmuson approached Mr. Kovacevich concerning the concept of merging National Bancorp and Wells Fargo. They agreed that the concept merited further consideration from other senior officers of both companies. On May 20, 1999, Gary Dalton, the chief financial officer of National Bancorp, contacted John Ganoe, an executive vice president of Wells Fargo, to further the discussions with regard to the potential interest Wells Fargo had in acquiring National Bancorp and to discuss in general terms the present acquisition program of Wells Fargo, the processes by which Wells Fargo made acquisition decisions and engaged in implementing activities, the information Wells Fargo would need to consider an acquisition possibility, and a general schedule for the mutual exchange of information. On June 2, 1999, National Bancorp and Wells Fargo entered into a confidentiality agreement, and during the ensuing six months senior officials of National Bancorp and Wells Fargo exchanged various business information and discussed the respective operations, financial position, and operating results of the two companies. National Bancorp engaged CIBC World Markets Corp. in July 1999 to act as its financial advisor in connection with any transaction with Wells Fargo.

  In August 1999, at the request of management of National Bancorp, CIBC World Markets conducted a review of National Bancorp to assess the various strategic options then available to National Bancorp. This analysis included a review of the ownership and market standing of National Bancorp, as well as its strengths and weaknesses from financial and operating viewpoints as a stand-alone company and relative to its peer companies. In mid-September 1999, CIBC World Markets presented to senior management of National Bancorp its conclusions, including various possible initiatives to enhance the future revenue growth and competitiveness of National Bancorp.

  During October and November 1999, CIBC World Markets continued to review with management of National Bancorp its assessment of National Bancorp, including its various assumptions concerning the operations and earnings of National Bancorp, as well as analyze the financial effects of a merger with Wells Fargo. CIBC World Markets presented its refined analysis of a possible transaction with Wells Fargo to senior management of National Bancorp in late November 1999.

  Edward Rasmuson and Gary Dalton met with Mr. Kovacevich on December 3, 1999, and they discussed pricing considerations and general terms of a merger of the companies. These discussions continued between the two companies for several days. On December 6, 1999, Wells Fargo proposed a purchase price of $30 for each share of National Bancorp stock, payable in stock of Wells Fargo.

  During the next several days, the National Bancorp management team, with the assistance of CIBC World Markets, considered further the benefits of a merger with Wells Fargo and discussed with members of Wells Fargo management the possible terms of such a merger, the commitment of Wells Fargo to Alaska and its markets after any merger, and the value of such a merger to the stockholders and other constituencies of National Bancorp. A due diligence team from Wells Fargo conducted an on-site review of the books and records of National Bancorp between December 13, 1999 and December 17, 1999. Also, certain details of the proposed pricing of a transaction, including the mechanism by which Wells Fargo stock would be valued for purposes of computing an exchange ratio, were discussed between senior management of National Bancorp and senior executives of Wells Fargo. Based upon these discussions, and after consulting with senior management of National Bancorp and with CIBC World Markets, Elmer Rasmuson and Edward Rasmuson determined that the proposal merited their favorable recommendation to the board of directors of National Bancorp.

  The board of directors of National Bancorp met on December 21, 1999 in a special meeting to consider the Wells Fargo proposal. Also present throughout the special meeting were CIBC World Markets and Duane, Morris & Heckscher LLP, legal counsel to National Bancorp. At this meeting, Edward Rasmuson and CIBC World Markets and Duane, Morris & Heckscher LLP provided the board with presentations which covered strategic alternatives, an overview of the competitive environment in the financial services industry, financial and legal analyses of the proposed transaction, an analysis of the fiduciary duties of the directors under applicable law and consideration of the text of a proposed nonbinding letter of intent. In addition, CIBC World Markets orally provided its opinion that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, the proposed consideration to be paid by Wells Fargo to the holders of National Bancorp common stock was fair from a financial point of view to the holders of National Bancorp common stock. After extensive discussion on the part of members of the board, the board of directors unanimously (with one director not present) approved execution and delivery of a nonbinding letter of intent calling for the merger of the two companies in exchange for $30 per share of Wells Fargo stock.

  At the conclusion of the board meeting, the letter of intent was executed and announced by the parties. Thereafter, officers of Wells Fargo continued their due-diligence review of National Bancorp, officers and representatives of National Bancorp completed their due-diligence review of Wells Fargo, and legal counsel negotiated the terms of a definitive merger agreement. Between December 21, 1999 and January 12, 2000, National Bancorp received no expressions of interest from any other potential acquirors concerning alternative acquisition proposals. The definitive agreement was presented to the board of directors of National Bancorp at a special meeting on January 12, 2000, with CIBC World Markets and Duane, Morris & Heckscher LLP present and addressing financial and legal considerations, respectively. CIBC World Markets reiterated its opinion that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, the proposed consideration to be paid by Wells Fargo to the holders of National Bancorp common stock was fair from a financial point of view to the holders of National Bancorp common stock. The proposed definitive agreement was then unanimously approved. The agreement was executed after the meeting.

 National Bancorp's Board of Directors' Reasons for the Merger

  In reaching its determination to approve and adopt the merger agreement, the National Bancorp board considered a number of factors, including, without limitation, the following:

  . The National Bancorp board's familiarity with and review of the business, operations, financial condition and earnings of National Bancorp on both a historical and a prospective basis.

  . The National Bancorp board's knowledge and review, based in part on presentations by its senior management and financial advisor, of (a) the business, operations, financial condition and earnings of Wells Fargo on both a historical and a prospective stand-alone basis and its long-term business strategies and direction, (b) the historical stock price of Wells Fargo, and (c) the pro forma financial condition, earnings, and prospects of Wells Fargo following the acquisition of National Bancorp.

  . The respective financial presentations of CIBC World Markets to the directors of National Bancorp on December 21, 1999 and January 12, 2000, including the opinions of CIBC World Markets rendered to the board of directors of National Bancorp on December 21, 1999 and January 12, 2000 to the effect that, as of each of such dates and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, the proposed consideration to be paid by Wells Fargo to the holders of National Bancorp common stock was fair from a financial point of view to the holders of National Bancorp common stock.

  .  The terms of the merger agreement.

  . The general impact that the merger is expected to have on various constituencies of National Bancorp, including its customers, employees, and communities.

  . The fact that Wells Fargo would be expected to offer to existing customers of National Bancorp a significantly more extensive range of financial products and services than National Bancorp currently offered.

  . The National Bancorp board's assessment of the current and prospective economic and competitive environment facing the financial services industry generally, and National Bancorp in particular, including the continued rapid consolidation in the industry, the increasing importance of operational scale in remaining competitive and supporting the necessary investments in technology, and the benefits of geographic and product diversification. In this regard, the board of directors of National Bancorp noted that Wells Fargo was the seventh largest bank holding company in the United States based on total assets and would likely possess the financial resources and economies of scale necessary to compete more effectively in the financial services industry in the future. The board of directors of National Bancorp also noted that the franchise of Wells Fargo was geographically diversified, with over 2,922 banking stores located in twenty-one states. Finally, the board of directors of National Bancorp noted that Wells Fargo was considered to be an industry leader in the development and implementation of technology and that this expertise would be extremely useful in the operations of National Bancorp.

  . Review by the board of directors of National Bancorp of the strategic alternatives available to National Bancorp for enhancing stockholder value.

  . The scarcity of attractive bank and thrift acquisition candidates in the existing markets of National Bancorp.

  . The high cost of investment in technology which could improve the efficiency and, accordingly, the competitive posture of National Bancorp.

  . The current and prospective economic, regulatory and competitive environment facing financial institutions, including National Bancorp.

  . The expectation that the merger will be tax-free for federal income tax purposes to National Bancorp and its stockholders.

  . The much greater liquidity in trading markets for stock of Wells Fargo as compared with the limited liquidity of National Bancorp stock, and the belief of the National Bancorp board that the terms of the merger agreement are attractive in that the agreement allows stockholders of National Bancorp to become stockholders of the seventh largest bank holding company in the United States on the basis of assets as of December 31, 1999.

  . The anticipated operating synergies and opportunities for revenue enhancements expected to be available to National Bancorp following the merger (in which the stockholders of National Bancorp will participate as a result of becoming stockholders of Wells Fargo), and the significant experience of the senior management of Wells Fargo in the consummation of significant acquisition transactions, both of banks and of other financial services companies. In particular, the board of directors of National Bancorp noted that Norwest and, following its merger with the former Wells Fargo, the new Wells Fargo had successfully acquired and integrated a large number of other banks during the 1990s and, in the board's judgment, had a reputation for being a careful and selective acquirer of other institutions in non-dilutive transactions and for treating fairly the employees of institutions that Wells Fargo has acquired.

  . The fact that Wells Fargo and National Bancorp share many cultural traits, including a history of community service, dedication to smaller and lower-growth markets along with larger, more vibrant markets, loyalty to their historical markets during periods of fluctuations in economic fortunes, and concern for employee welfare.

  . The high regard that Mr. Edward Rasmuson has for the ability and personal integrity of Mr. Kovacevich and the other senior executives of Wells Fargo he met during the negotiations.

  . The stated desire of Wells Fargo that National Bancorp be operated following the merger with the bulk of its existing management in place, thus providing continuity to the customers and the communities that National Bancorp serves.

  . The extensive job positions available throughout the existing service area of Wells Fargo on a present and prospective basis that could be open to qualified employees of National Bancorp, and the stated intention of Wells Fargo to work in good faith with management of National Bank of Alaska to provide jobs elsewhere in the Wells Fargo system for those that might not have them available in Alaska after the merger.

  . The stated intention of Wells Fargo to employ the same charitable and civic involvement policies and practices in Alaska that are currently in place in all of Wells Fargo's other banking regions. This would generally maintain the current level of charitable and civic involvement of National Bank of Alaska and its employees within Alaska, and preserve in the management of National Bancorp substantial discretion over charitable and community welfare initiatives by National Bank of Alaska within Alaska, including the disposition of excess bank property, and the future of valuable and culturally significant artwork, artifacts and collectibles owned by National Bank of Alaska which historically have benefited the people of Alaska and their cultural heritages.

  In view of the wide variety of material factors considered in connection with its evaluation of the merger, the board of directors of National Bancorp did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, individual directors may have given differing weights to different factors. Throughout its deliberations, the board of directors of National Bancorp received the advice of special counsel and its financial advisor.

  For the reasons described above, the board of directors of National Bancorp approved the merger agreement and believes the merger is fair to, and is in the best interest of, its stockholders. Accordingly, the board of directors of National Bancorp unanimously recommends that holders of National Bancorp common stock vote "for" adoption of the merger agreement.

Opinion Of National Bancorp's Financial Advisor

  CIBC World Markets was retained by National Bancorp as its financial advisor in connection with the merger. CIBC World Markets is an internationally recognized investment banking firm and was selected by National Bancorp based on CIBC World Markets' qualifications, experience, expertise and reputation and because of its familiarity with National Bancorp. As part of its investment banking business, CIBC World Markets is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate purposes.

  In connection with CIBC World Markets' engagement, National Bancorp's board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of shares of National Bancorp common stock of the consideration to be paid by Wells Fargo pursuant to the merger agreement. On January 12, 2000, CIBC World Markets rendered to National Bancorp's board of directors its oral opinion to the effect that, as of such date and subject to certain assumptions, limitations and other matters stated therein, the consideration to be paid by Wells Fargo was fair, from a financial point of view, to the holders of shares of National Bancorp common stock. CIBC World Markets subsequently confirmed its oral opinion, by delivery of a written opinion dated January 12, 2000. CIBC World Markets has reconfirmed its January 12, 2000 opinion by delivering to National Bancorp a written opinion dated the date of this proxy statement-prospectus. In preparing its opinion dated as of the date of this proxy statement-prospectus, CIBC World Markets updated selected analyses that it had performed in connection with its January 12, 2000 opinion and reviewed the assumptions on which those analyses were based and the factors considered in connection with those analyses.

  A copy of CIBC World Markets' opinion dated the date of this proxy statement-prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement-prospectus as Appendix B and is incorporated herein by reference. National Bancorp stockholders are urged to read this opinion in its entirety. The CIBC World Markets opinion is directed to National Bancorp's board of directors and addresses only the fairness, from a financial point of view, of the consideration paid to the holders of shares of common stock of National Bancorp, does not address any other aspect of the merger or any related transaction and does not constitute an opinion or a recommendation as to how any National Bancorp stockholder should vote at the National Bancorp meeting. The summary of the CIBC World Markets opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, CIBC World Markets has reviewed, among other things:

  .  the merger agreement;

  . the agreement and plan of merger set forth in Exhibit A to the merger agreement;

  . audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Wells Fargo and National Bancorp for the three fiscal years ended December 31, 1998;

  . unaudited consolidated financial statements and management's analysis and discussion of the financial condition and results of operations for each of Wells Fargo and National Bancorp for the nine months ended September 30, 1999;

  . certain internal financial analyses, budgets, projections and forecasts for National Bancorp;

  . certain other publicly available business and financial information relating to Wells Fargo and National Bancorp;

  . the views of senior management of Wells Fargo and National Bancorp of the past and current business operations, results thereof, financial condition and future prospects of their respective companies;

  . a comparison of certain financial information for Wells Fargo and National Bancorp with similar information for certain other companies considered comparable to these respective companies;

  . the financial terms of certain recent business combinations in the banking industry;

  . the pro forma effect of the merger on Wells Fargo based on certain assumptions and analyses provided by Wells Fargo and National Bancorp;

  . the current market environment generally and the banking environment in particular; and

  . such other information, financial studies, analyses and investigations and financial, economic and market criteria as CIBC World Markets considered appropriate in the circumstances.

  In preparing its opinion, CIBC World Markets relied, without independent verification, upon the accuracy and completeness of the financial information, analyses and other information furnished to CIBC World Markets for the purposes of its opinion, including information relating to assets and liabilities, contingent or otherwise. CIBC World Markets has also relied upon the management of National Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections provided to CIBC World Markets. In that regard, CIBC World Markets has assumed, with National Bancorp's consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of the management of National Bancorp. CIBC World Markets has not made an independent evaluation or appraisal of the assets and liabilities of Wells Fargo or any of its respective subsidiaries and CIBC World Markets has not been furnished with any such evaluation or appraisal. Furthermore, the opinion does not constitute any such evaluation or appraisal. CIBC World Markets is not an expert in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and CIBC World Markets has neither made an independent evaluation of the adequacy of the allowances for loan losses of Wells Fargo or National Bancorp nor reviewed any individual loan credit files.

  In addition, CIBC World Markets assumed, based on the advice of National Bancorp, that the merger will be accounted for as a purchase under generally accepted accounting principles.

  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances being evaluated, and therefore is not readily susceptible to summary description. In arriving at its opinion, CIBC World Markets made qualitative judgments as to the significance and relevance of each analysis and the factors considered by it. Accordingly, CIBC World Markets believes that its analyses must be considered as a whole and that selecting a portion of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, CIBC

World Markets relied upon numerous assumptions made by National Bancorp with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of National Bancorp. No company or transaction used as a comparison in the analyses is identical to National Bancorp or Wells Fargo or the merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies' business segments or transactions being analyzed. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or necessarily reflective of the prices at which such businesses or securities actually may be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of National Bancorp and Wells Fargo, none of National Bancorp, Wells Fargo, CIBC World Markets or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

  CIBC World Markets' opinions were necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the dates of the opinions. CIBC World Markets did not express any opinion as to the actual value of the Wells Fargo common stock when issued to the stockholders of National Bancorp or the prices at which the Wells Fargo common stock will trade after the merger.

  The CIBC World Markets opinion and the information provided by CIBC World Markets to National Bancorp's board of directors were among a number of factors taken into consideration by National Bancorp's board of directors in making its determination to enter into the merger agreement. Consequently, the CIBC World Markets opinion and the analyses summarized below should not be regarded as determinative of the views of the entire National Bancorp board or the management of National Bancorp.

  The following is a summary of the material analyses performed by CIBC World Markets, which CIBC World Markets presented and reviewed with National Bancorp's board of directors on January 12, 2000, in connection with its oral opinion as of such date. It does not purport to be a complete description of the analyses performed by CIBC World Markets. Certain of these summaries include information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the accompanying narrative. The tables alone do not constitute a complete description of the applicable financial analyses.

  Unless otherwise noted, all multiples and ratios in the following analyses were calculated using stock market data as of January 6, 2000 and financial data as of or for the twelve months ended September 30, 1999. All estimates of future earnings for companies other than National Bancorp were based on consensus earnings per share estimates published by the Institutional Brokers Estimate Service, or IBES, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on publicly traded companies.

  Transaction Overview. CIBC World Markets reviewed the terms of the merger and related transactions. CIBC World Markets noted that based on the transaction price of $30.00 per share of National Bancorp common stock, the implied value of the transaction will be $906.5 million. CIBC World Markets further noted that National Bancorp stockholders would receive approximately 23.6 million shares of Wells Fargo common stock based on the January 6, 2000 closing price of Wells Fargo's common stock. CIBC World Markets also analyzed the range of possible exchange ratios noting that it ranged from 0.611x to 0.916x based on the 52 week high and low trading prices of Wells Fargo's common stock, with a median of 0.742x and an average of 0.737x based on trading prices during that period.

  In addition, CIBC World Markets reviewed the trading history of National Bancorp common stock over the prior 52-week period and noted that the shares had traded in a price range of $24.13 to $39.75, with approximately 78% of the trading volume during this period at prices of $30 or less. CIBC World Markets also noted that the closing price of National Bancorp's common stock on January 6, 2000 was $27.50 per share.

  Comparable Companies Analysis: CIBC World Markets compared certain financial information for National Bancorp with corresponding financial information for a group of bank holding companies with assets between $1 billion and $7 billion and based in the western region of the United States (the "Western Bank Peer Group"). For this purpose, the western region is comprised of Arkansas, Alaska, Arizona, California, Colorado, Hawaii, Iowa, Idaho, Montana, North Dakota, South Dakota, New Mexico, Nevada, Oregon, Utah, Washington, and Wyoming. The Western Bank Peer Group consisted of:


  .  Cathay Bancorp, Inc.                    .  Greater Bay Bancorp


  .  City National Corporation               .  Imperial Bancorp


  .  Community First Bankshares, Inc.        .  Mid-State Bancshares


  .  CPB Inc.                                .  Pacific Capital Bancorp


  .  CVB Financial Corp.                     .  West Coast Bancorp


  .  Frontier Financial Corporation          .  Westamerica Bancorporation

  .  GBC Bancorp

  The results of this analysis are summarized in the following table:

                                                            Western Banks
                                                 National --------------------
                                                 Bancorp  Median  High    Low
                                                 -------- ------  -----  -----
Price/Last Twelve Months EPS...................   13.5x   14.2x   21.4x   8.7x
Price/1999 Estimated EPS.......................   12.9x   13.9x   17.3x   8.3x
Price/2000 Estimated EPS.......................   13.0x   12.3x   15.2x   7.3x
Price/Book Value Per Share.....................    1.9x    2.3x    3.6x   1.6x
Price/Tangible Book Value Per Share............    1.9x    2.6x    3.6x   1.6x
Dividend Yield.................................    2.18%   1.99%   3.83%  0.00%
Equity/Assets..................................   14.54%   8.08%  11.35%  5.26%
Tier 1 Leverage Ratio..........................   14.76%   8.12%  11.82%  6.95%
Last Twelve Months Return on Average Assets....    2.12%   1.53%   2.13%  1.01%
Last Twelve Months Return on Average Equity....   14.50%  17.77%  21.81% 10.44%
Net Interest Margin............................    5.74%   5.25%   5.86%  4.27%
Efficiency Ratio...............................   54.18%  53.76%  64.12% 37.18%
Nonperforming Assets/(Loans & Other Real Estate
 Owned)........................................    1.08%   1.52%  14.04%  0.58%
Reserves/Nonperforming Assets..................   140.8%  101.8%  345.0%  15.0%

  CIBC World Markets then applied the median multiples derived from the analysis of the Western Bank Peer Group to corresponding financial data for National Bancorp. The results of this analysis are summarized in the following table:

                                                               Western  Imputed
                                                                Banks  Valuation
                                                               Median  Per Share
                                                               ------- ---------
Price/Last Twelve Months EPS..................................  14.2x   $29.00
Price/1999 Estimated EPS......................................  13.9x   $29.84
Price/2000 Estimated EPS......................................  12.3x   $25.88
Price/Book Value Per Share....................................   2.3x   $34.48
Price/Tangible Book Value Per Share...........................   2.6x   $37.24
Price/Total Deposits..........................................  23.22%  $16.05

  CIBC World Markets observed that this analysis indicated a reference range of $16.05 to $37.24 per share of National Bancorp common stock. CIBC World Markets noted that the implied per share value of the merger of $30.00 was within this reference range.

  CIBC World Markets also derived a reference range for National Bancorp common stock by applying a takeover premium of 9.28% to the range of imputed values calculated as described above using median multiples for the Western Bank Peer Group. The 9.28% premium represented the premium over the trading price five days prior to announcement of the only Western bank transaction described below under "Precedent Transactions Analysis" which involved a publicly-traded acquired company.

  The results of this analysis are shown in the table below:

                                                               Imputed Valuation
                                                                   Per Share
                                                               -----------------
Price/Last Twelve Months EPS..................................      $37.24
Price/1999 Estimated EPS......................................      $38.32
Price/2000 Estimated EPS......................................      $33.23
Price/Book Value Per Share....................................      $44.27
Price/Tangible Book Value Per Share...........................      $47.82
Price/Total Deposits..........................................      $20.61

  CIBC World Markets observed that this analysis indicated a reference range of $20.61 to $47.82 per share of National Bancorp common stock. CIBC World Markets noted that the implied per share value of the merger of $30.00 was within this reference range.

  CIBC World Markets also compared certain financial information for Wells Fargo with corresponding financial information for a group of bank holding companies consisting of the 15 largest bank holding companies in the United States (the "Wells Fargo Bank Peer Group"). The Wells Fargo Bank Peer Group consisted of:


  .  Citigroup, Inc.                         .  U.S. Bancorp


  .  SunTrust Banks, Inc.                    .  J.P. Morgan & Company,
                                                Incorporated


  .  Bank of America Corporation
                                             .  First Union Corporation


  .  National City Corporation
                                             .  FleetBoston Financial


  .  The Chase Manhattan Corporation
                                             .  PNC Bank Corp.


  .  KeyCorp
                                             .  Firstar Corporation


  .  Bank One Corporation
                                             .  Wachovia Corporation

  The results of this analysis are summarized in the following table:

                                                          Wells Fargo Bank
                                                             Peer Group
                                                         ---------------------
                                             Wells Fargo Median   High    Low
                                             ----------- ------  ------  -----
   Price/Last Twelve Months EPS............     25.1x    11.8x    35.4x   8.6x
   Price/1999 Estimated EPS................     17.2x    11.0x    19.4x   8.9x
   Price/Book Value Per Share..............      2.9x     2.3x     4.1x   1.5x
   Price/Tangible Book Value Per Share.....      5.0x     2.8x     4.7x   1.9x
   Dividend Yield..........................      2.08%    3.62%    5.69%  1.03%
   Equity/Assets...........................     10.71%    7.67%    9.02%  4.71%
   Tier 1 Leverage Ratio...................      7.22%    7.18%    8.93%  4.80%
   Last Twelve Months Return on Average
    Assets.................................      1.29%    1.36%    1.96%  0.61%
   Last Twelve Months Return on Average
    Equity.................................     12.28%   18.66%   23.92%  9.68%
   Net Interest Margin.....................      5.63%    3.99%    4.82%  0.82%
   Efficiency Ratio........................     57.05%   55.67%   68.49% 46.66%
   Nonperforming Assets/(Loans & Other Real
    Estate Owned)..........................      1.64%    1.48%    4.87%  0.95%
   Reserves/Nonperforming Assets...........    134.42%   94.96%  148.70% 56.41%

  Precedent Transactions Analysis: CIBC World Markets compared the terms of the merger to the financial terms, to the extent publicly available, of selected mergers and acquisitions in the banking industry. For this purpose, CIBC World Markets analyzed two groups of transactions, each involving acquisitions announced since January 1, 1998 of banks with assets between $1 billion and $7 billion. The first group consisted of five acquisitions of banks in the western United States; the second group consisted of 20 acquisitions throughout the United States (including the five western acquisitions). For each of these transactions CIBC World Markets calculated, among other things, the deal price as a multiple of the acquired company's book value, tangible book value and last twelve months earnings and as a premium to deposits and to core deposits. Due to the recent significant decline in bank stocks generally, CIBC World Markets adjusted the applicable transaction value by a percentage based on the decline in the relative stock price performance of the Western Bank Peer Group since the respective announcement dates of each transaction.

  The results of this analysis are summarized in the following table:

                                                 Western Transactions
                                          -------------------------------------
                                           Median                Implied Median
                                          Multiple High    Low       Value
                                          -------- -----  -----  --------------
   Deal Price/Book Value.................   1.8x    5.1x   1.3x      $26.41
   Deal Price/Tangible Book Value........   1.6x    5.1x   1.3x      $22.77
   Deal Price/Last Twelve Months EPS.....  17.4x   44.0x  13.3x      $35.54
   Deal Price/Deposits...................  15.87%  42.42% 12.53%     $10.96
   Franchise Premium/Core Deposits.......   8.10%  36.61%  3.65%     $19.31

                                              United States Transactions
                                          -------------------------------------
                                           Median                Implied Median
                                          Multiple High    Low       Value
                                          -------- -----  -----  --------------
   Deal Price/Book Value.................   2.4x    4.8x   1.9x      $35.40
   Deal Price/Tangible Book Value........   2.5x    4.8x   2.1x      $36.40
   Deal Price/Last Twelve Months EPS.....  21.9x   44.0x  11.6x      $44.69
   Deal Price/Deposits...................  27.27%  44.34% 19.64%     $18.85
   Franchise Premium/Core Deposits.......  26.37%  46.66% 14.31%     $30.07

  CIBC World Markets observed that these analyses indicated a reference range for the National Bancorp common stock of $10.96 to $35.54 per share, based on the western region precedent transactions, and $18.85 to

$44.69 per share based on the United States precedent transactions. CIBC World Markets noted that the implied per share value of the merger of $30.00 was within these reference ranges.

  Discounted Cash Flow Analysis: CIBC World Markets also performed a discounted cash flow ("DCF") analysis, to calculate the value of National Bancorp common stock implied by the projected dividend stream over a five year period and the theoretical value of a share of National Bancorp common stock at the end of the five year period. Projected net income and dividends paid over this period were based on management projections furnished to CIBC World Markets. For this analysis CIBC World Markets used discount rates of 10.0%, 11.73% (representing National Bancorp's estimated weighted average cost of capital) and 12.0%, and terminal multiples of 14x, 16x and 18x, which CIBC World Markets viewed as appropriate for a company with National Bancorp's risk profile.

  The results of this analysis are summarized in the following table:

            Terminal Value as a Multiple of 2004 Projected Earnings

      Discount Rate              14.00x                       16.00x                       18.00x
      -------------              ------                       ------                       ------
         10.00%                  $29.47                       $33.16                       $36.85
         11.73%                  $26.97                       $30.32                       $33.68
         12.00%                  $26.60                       $29.91                       $33.22

  CIBC World Markets observed that this analysis indicated a reference range for the National Bancorp common stock of $26.97 to $33.68 per share, based on the 11.73% discount rate. CIBC World Markets noted that the implied per share value of the merger of $30.00 was within this reference range.

  For the services of CIBC World Markets as financial advisor to National Bancorp in connection with the merger, pursuant to an engagement letter dated December 6, 1999, National Bancorp has agreed to pay CIBC World Markets an engagement fee of $50,000 and a fairness opinion fee equal to $1.0 million. National Bancorp has also agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify CIBC World Markets against certain liabilities, including certain liabilities arising under the federal securities laws. CIBC World Markets has provided certain investment banking and advisory services to National Bancorp from time to time, for which it has received, and will receive, customary compensation.

  CIBC World Markets has advised National Bancorp that, in the ordinary course of its business as a full-service securities firm, CIBC World Markets may from time to time effect transactions, for its own account or for the account of customers, and hold positions in securities or options on securities of National Bancorp and Wells Fargo.

Additional Interests Of National Bancorp Management

  National Bancorp's directors and executive officers have interests in the merger that are in addition to their interests as stockholders of National Bancorp generally. National Bancorp's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

 Employment And Non-Compete Agreement

  In connection with the merger, National Bancorp, National Bank of Alaska and Wells Fargo entered into an employment and non-compete agreement with Edward B. Rasmuson, chairman of the board and chief executive officer of National Bancorp, relating to the employment of and non-competition and non-solicitation by Mr. Rasmuson following the merger.

  Employment Provisions. Under the employment provisions of the agreement, National Bancorp will employ Mr. Rasmuson in the position of chairman of the board of National Bank of Alaska. In consideration of his employment services, Mr. Rasmuson will receive an annual salary of $460,000 and may be eligible for specified incentive compensation. The term of Mr. Rasmuson's employment will commence on the day immediately following the closing date of the merger and will expire 18 months later unless earlier terminated as a result of:

  .  Mr. Rasmuson's death;

  . receipt by Mr. Rasmuson of notice of termination from National Bancorp, National Bank of Alaska or Wells Fargo arising from:

    . the failure by Mr. Rasmuson to substantially perform his duties, after demand for substantial performance is delivered by National Bank of Alaska;

    .  the commission of a fraudulent or dishonest act by Mr. Rasmuson; or

    . upon Mr. Rasmuson's violation of National Bank of Alaska's or Wells Fargo's policies or the Wells Fargo Code of Ethics and Business Conduct; or

  .  Mr. Rasmuson's voluntary resignation.

  Non-Compete And Non-Solicitation Provisions. Mr. Rasmuson has agreed that he will not, by himself or through associates, agents, employees or others, directly or indirectly, do any of the following within the state of Alaska:

  .  engage in the commercial banking or thrift business;

  . aid or assist anyone in engaging in or entering into the commercial banking or thrift business;

  . attempt to divert any business of National Bancorp, National Bank of Alaska or Wells Fargo that National Bancorp, National Bank of Alaska or Wells Fargo has a reasonable expectation of obtaining by soliciting, contacting or communicating with any customers or potential customers of National Bancorp, National Bank of Alaska or Wells Fargo;

  . communicate to or use for the benefit of any person, any of the confidential information, trade or business secrets used by National Bancorp, National Bank of Alaska or Wells Fargo nor disclose the proprietary methods of conducting the business of National Bancorp, National Bank of Alaska or Wells Fargo;

  . reestablish or reopen any business substantially the same as all or any part of the business of National Bancorp, National Bank of Alaska or Wells Fargo;

  . in any manner become interested directly or indirectly, as employee, owner, partner, stockholder, director, officer or otherwise, in a commercial banking or thrift business, provided, however, that for purposes of this provision, the term "stockholder" does not include any investment in an organization where Mr. Rasmuson owns less than 5% of the stock issued and outstanding;

  . solicit, directly or indirectly, an employee of National Bancorp, National Bank of Alaska or Wells Fargo for the purpose of encouraging that employee to leave said employment.

  The foregoing restrictions will be in effect for one of the following periods:

  . if Mr. Rasmuson's employment terminates prior to the expiration of his employment term, the restrictions will begin on the date of such termination and will continue for a period ending on the third anniversary of the effective date of his employment term; or

  . if Mr. Rasmuson's employment terminates at or after expiration of his employment term, the restrictions will begin on the date of termination and will continue for 18 months thereafter.

 Indemnification

  Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in National Bancorp's certificate of incorporation or bylaws in favor of the present and former directors and officers of National Bancorp with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

Dissenters' Rights

  National Bancorp stockholders are not entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the merger.

Exchange Of Certificates

  After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of National Bancorp common stock a form of letter of transmittal, together with instructions for the exchange of the holder's National Bancorp stock certificates for a certificate representing Wells Fargo common stock.

  National Bancorp stockholders should not send in their certificates until they receive the letter of transmittal form and instructions.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of National Bancorp common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a stockholder, together with a properly completed letter of transmittal, it will issue and mail to the stockholder a certificate representing the number of whole shares of Wells Fargo common stock to which the stockholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for National Bancorp common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the merger, no transfers will be permitted on the books of National Bancorp. If, after completion of the merger, certificates for National Bancorp common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, National Bancorp, the exchange agent or any other person will be liable to any former holder of National Bancorp common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

  The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act.

  Wells Fargo has filed an application with the Federal Reserve Board requesting approval of the merger. Wells Fargo has provided copies of the application to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by Wells Fargo as a result of the merger, the source of funds for the merger and provides other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Federal Reserve Board will evaluate the capital adequacy of Wells Fargo before and after completion of the merger.

  The Federal Reserve Board may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

  Applicable federal law provides for the publication of notice and public comment on the application filed by Wells Fargo with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, or fewer if prescribed by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Federal Reserve Board, has expired. As of the date of this proxy statement-prospectus, the Federal Reserve Board had not acted on Wells Fargo's application.

  The Alaska Department of Commerce and Economic Development must also approve the merger before the merger can be completed. The approval of the Department of Commerce and Economic Development is required because, as a result of the merger, Wells Fargo, a bank holding company whose principal office and place of business are outside the state of Alaska and whose operations are principally conducted outside the state of Alaska, will acquire National Bancorp, a bank holding company whose principal office and place of business are in the state of Alaska. In deciding whether to approve the merger, the Department will consider the benefits to the public, the preservation of a competitive banking industry, and the maintenance of a safe and sound banking industry. Wells Fargo has filed an application with the Department requesting approval of the merger. As of the date of this proxy statement-prospectus, the Department had not acted on the application.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by National Bancorp stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

  Wells Fargo and National Bancorp are not aware of any governmental approvals or requirements under banking laws and regulations whose receipt or satisfaction is necessary for the merger to become effective other than those described above. Wells Fargo and National Bancorp intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the annual meeting.

  The merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. In addition, Wells Fargo may elect not to complete the merger if any condition relating to National Bancorp under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and "--Termination Of The Merger Agreement."

Effect Of Merger On National Bancorp's Employee Benefit Plans

  Each person who is an employee of National Bancorp or a National Bancorp subsidiary (other than a person who accepts, prior to the effective date of the merger, employment with Norwest Financial, Inc.) as of the effective date of the merger will be eligible for the employee welfare and retirement plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will enter the specified plans not later than the later of (a) July 1, 2000 or (b) the first day of the calendar month that begins after the month in which the effective date of the merger occurs.

  Each person who is an employee of National Bancorp or a National Bancorp subsidiary as of the effective date of the merger and who accepts employment with Norwest Financial, Inc. prior to the effective date of the merger will be eligible for participation in the payroll practices, employee welfare benefit plans and employee retirement benefit plans of Norwest Financial specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will enter the specified plans on the effective date of the merger or as soon thereafter as administratively feasible.

U.S. Federal Income Tax Consequences Of The Merger

  The following discussion is a summary of the material U.S. federal income tax consequences of the merger to the existing holders of National Bancorp common stock. National Bancorp's obligation to complete the merger is subject to the receipt by it of an opinion from its counsel, Duane, Morris & Heckscher LLP, that, among other things, the merger will qualify as a reorganization under section 368 of the Internal Revenue Code of 1986, as amended.

  The discussion below and the opinion of Duane, Morris & Heckscher LLP are based upon the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of this proxy statement-prospectus. The opinion of Duane, Morris & Heckscher LLP is based on the facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates executed by officers of National Bancorp and Wells Fargo. The opinion is included as an exhibit in the registration statement of which this proxy statement-prospectus is a part. No rulings have been, or will be, requested from the Internal Revenue Service as to the federal income tax consequences of the merger. In addition, the opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in the opinion or that the positions reflected in the opinion will be upheld by the courts if challenged by the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, and any such changes or interpretations could be retroactive and could affect the tax consequences to the holders of National Bancorp common stock.

  The anticipated material U.S. federal income tax consequences of the merger to National Bancorp stockholders are:

  . the merger will qualify as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

  . no gain or loss will be recognized by a holder of National Bancorp common stock upon the exchange of National Bancorp common stock solely for Wells Fargo common stock;

  . the basis of the Wells Fargo common stock received by a holder of National Bancorp common stock pursuant to the merger, including any fractional share of Wells Fargo Stock to which that stockholder may be entitled, will be the same as the basis of the National Bancorp common stock exchanged therefor;

  . the holding period of the Wells Fargo common stock received by a holder of National Bancorp common stock pursuant to the merger, including any fractional share of Wells Fargo common stock to which that stockholder may be entitled, will include the holding period of the National Bancorp common stock exchanged therefor, provided the National Bancorp common stock is held as a capital asset by the stockholder at the effective time of the merger; and

  . a holder of National Bancorp common stock who receives cash instead of a fractional share of Wells Fargo common stock will recognize gain or loss equal to the difference between the cash received and the stockholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the stockholder.

  The discussion above, and the opinion of Duane, Morris & Heckscher LLP, do not purport to deal with all tax aspects of federal income taxation that may affect particular holders of National Bancorp common stock in light of their individual circumstances, and are not intended for holders subject to special treatment under the tax law (including dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, holders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, holders who do not hold their stock as capital assets and holders who acquired their stock pursuant to the exercise of options or otherwise as compensation). In addition, the discussion and the opinion do not consider the effect of any applicable state, local or foreign tax laws.

  Each holder of National Bancorp common stock is urged to consult its tax advisor as to the particular tax consequences to the stockholder of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Support Agreements

  At the same time that the merger agreement was signed, Elmer E. Rasmuson and Edward B. Rasmuson entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed, among other things:

  . to vote in favor of the merger all shares of National Bancorp common stock owned by them at the record date for any meeting of stockholders of National Bancorp called to consider and vote on the merger;

  . not to sell or transfer any shares of National Bancorp common stock held by them except (a) pursuant to the merger, (b) with Wells Fargo's prior written consent or (c) by operation of law;

  . not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of National Bancorp with any person other than Wells Fargo; and

  . not to vote in favor of any business combination, merger or consolidation of National Bancorp with any person other than Wells Fargo.

  Nothing in their support agreements, however, will limit or otherwise interfere with their actions as directors or officers of National Bancorp.

  At the record date for the annual meeting, Elmer E. Rasmuson and Edward B. Rasmuson beneficially owned a total of 16,921,262 shares of National Bancorp common stock, representing approximately 56.0% of the shares of National Bancorp common stock entitled to vote at the annual meeting and enough to approve the merger without the concurrence of any other National Bancorp stockholder.

Resale Of Wells Fargo Common Stock Issued In The Merger

  The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to National Bancorp stockholders who are considered to be "affiliates" of National Bancorp or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

  Affiliates of National Bancorp may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or
(c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

  National Bancorp has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of National Bancorp that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of National Bancorp.

Stock Exchange Listing

  The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to National Bancorp's obligation to complete the merger.

Accounting Treatment

  Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of National Bancorp. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of National Bancorp's operations after the merger.

  The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement, as amended. A copy of the merger agreement, as amended, is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this proxy statement-prospectus. When used in this proxy statement-prospectus, the term "merger agreement" refers to the merger agreement, as amended. This summary is qualified in its entirety by reference to the full text of the merger agreement. National Bancorp stockholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

Basic Plan Of Reorganization

  The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into National Bancorp, with National Bancorp as the surviving corporation. (paragraph 1(a))

 Exchange Of Wells Fargo Shares For National Bancorp Shares

  Under the merger agreement, each share of National Bancorp common stock outstanding immediately before the merger is to be converted into the right to receive the number of shares of Wells Fargo common stock determined by dividing $30 by the "Wells Fargo Measurement Price." The Wells Fargo Measurement Price is defined as the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on March 15, 2000. (paragraph 1(a))

  Under this formula, the Wells Fargo Measurement Price is equal to $33.470833. As a result, each share of National Bancorp common stock outstanding immediately before the merger will be converted into 0.896303 of a share of Wells Fargo common stock. That fraction of a share is referred to as the "exchange ratio."

 No Adjustments For Price Fluctuations

  No adjustment will be made to the number of shares of Wells Fargo common stock you will receive for your shares of National Bancorp common stock to reflect fluctuations in the price of Wells Fargo common stock occurring after March 15, 2000.

 Adjustments For Changes In Capitalization

  If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

 Cash In Lieu Of Fractional Shares

  If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five trading days ending on the date immediately preceding the annual meeting. (paragraph 1(c)) For example, if you own 100 shares of National Bancorp common stock, you will receive 89 whole shares of Wells Fargo common stock and cash for the fractional share of 0.6303.

 Effective Date And Time Of The Merger

  The effective date of the merger will be the day on which a certificate of merger is filed with and accepted by the Delaware Secretary of State. The merger agreement provides that a certificate of merger will be filed within 5 business days after the satisfaction or waiver of all conditions to the merger or on such other date as Wells Fargo and National Bancorp may agree. See "Conditions To The Merger." The effective time of the merger will be 11:59 p.m., Wilmington, Delaware time, on the effective date of the merger. (paragraph 1(d))

 Revised Merger Structure

  Subject to the conditions described below, Wells Fargo has the right under the merger agreement to revise the structure of the proposed transaction so that:

  .  National Bancorp is merged into a subsidiary of Wells Fargo; or

  .  National Bancorp is merged directly into Wells Fargo.

  Wells Fargo may revise the structure of the transaction only if the revised structure does not (a) change the amount or kind of consideration to be received by National Bancorp stockholders in the merger, (b) adversely affect the tax treatment of the merger to National Bancorp stockholders, or (c) impede or delay the completion of the merger. Assuming these conditions are met, Wells Fargo may revise the structure of the transaction without notice to you.

Representations And Warranties

  The merger agreement contains various representations and warranties by Wells Fargo and National Bancorp concerning, among other things:

  .  corporate organization, standing and authority

  .  subsidiaries

  .  capitalization

  .  corporate authority and action

  . compliance of the merger agreement with, and the need for consent or approval under:

    .  applicable law and contracts

    .  organizational documents

  .  governmental and third party consents and approvals

  . financial statements and filings with the SEC and other governmental agencies

  .  absence of material changes in business since December 31, 1998

  .  contracts and commitments

  .  absence of undisclosed litigation

  .  employee benefit plans

  .  absence of undisclosed environmental liabilities

  .  absence of undisclosed broker's fees (paragraphs 2 and 3)

Certain Covenants

  The merger agreement has a number of covenants and agreements that govern the actions of National Bancorp and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Conduct Of Business

  National Bancorp

  Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, National Bancorp and each National Bancorp subsidiary will:

  .  maintain its corporate existence in good standing;

  .  maintain the general character of its business;

  .  conduct its business in the ordinary and usual manner;

  . extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances:

    . make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior the merger agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (other than consumer-purpose loans and loans that are for less than $100,000), would exceed $2,500,000; or

    . make any extensions of credit aggregating in excess of $1,000,000 to a person or entity that was not a borrower as of the date of the merger agreement or that has not been a borrower within 12 months prior to the date of the merger agreement. (paragraph 4(a))

  Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, National Bancorp and each National Bancorp subsidiary will not:

  . amend or otherwise change its certificate of incorporation or association or bylaws;

  . issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities;

  .  authorize or incur any long-term debt (other than deposit liabilities);

  . mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

  . subject to specified exceptions, enter into any material agreement, contract or commitment that

    .  is for a term of one year or more and is in excess of $100,000,

    . contains any covenant that limits the ability of National Bancorp or any of its subsidiaries to compete in any line of business or with any person or that involves any restriction of the geographical area in which, or method by which, National Bancorp or any of its subsidiaries may carry on its business,

    . is related to data processing, ATMs or related technology and is in excess of $100,000, or

    .  is in excess of $250,000;

  . make any investments except U.S. Treasury and federal agency securities made by National Bancorp's bank subsidiaries in the ordinary course of business for terms of up to three years and in amounts of $1,000,000 or less, provided that such bank subsidiaries may make investments in U.S. Treasury and federal agency securities for terms of up to one year and in amounts of $50,000,000 or less to accommodate the collateral requirements of secured depositors;

  . amend or terminate any employee benefit plans except as required by law or the terms of the merger agreement;

  . make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement, provided that

    . National Bancorp's 401(k) profit sharing plan may be amended to permit, and National Bancorp may make, a profit sharing contribution for the year 1999 not to exceed $7,600,000 and a profit sharing contribution for the year 2000 not to exceed an aggregate annualized sum of $7,600,000, which year 2000 sum will be prorated for the period between January 1, 2000 and the effective date of the merger, and

    . such profit sharing contribution may be calculated in accordance with past practice and without regard to the effect of the accruals and reserves required to be taken by National Bancorp under the merger agreement;

  . declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a National Bancorp subsidiary's board of directors in accordance with applicable law and regulation, provided that

    . National Bancorp's board of directors may declare and pay cash dividends out of the net earnings of National Bancorp between the date of the merger agreement and the effective date of the merger in accordance with applicable law and regulation and in accordance with past practice in the an amount not to exceed an annualized rate of $0.60 per share,

    . National Bancorp stockholders will be entitled to have a cash dividend declared on National Bancorp common stock in the event the merger does not close prior to the record date for the cash dividend, if any, payable on Wells Fargo common stock in the calendar quarter in which the merger closes but not in the event the merger closes before such record date (the intention being that the holders of National Bancorp common stock not receive more than one dividend or fail to receive one dividend for any single calendar quarter on their shares of National Bancorp common stock or shares of Wells Fargo common stock received in the merger, as the case may
       be), and

    . If Wells Fargo's board of directors declares a dividend (other than its regular cash dividend) on Wells Fargo common stock with an ex-dividend date after the date on which the Federal Reserve Board approves the merger but before the effective date of the merger, National Bancorp's board of directors may declare and pay cash dividends on National Bancorp common stock in any amount per share equal to the fair market value per share of Wells Fargo common stock of such dividend multiplied by the number of shares of Wells Fargo common stock each share of National Bancorp common stock is exchanged for in the merger;

  .  redeem, purchase or otherwise acquire any capital stock of National
     Bancorp;

  . increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements and practices;

  . sell or otherwise dispose of any shares of capital stock of any National Bancorp subsidiary; or

  . sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (paragraphs 4(a) and (b))

 Wells Fargo

  Wells Fargo has agreed to maintain its corporate existence in good standing and to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

 Competing Transactions

  Neither National Bancorp or any National Bancorp subsidiary nor any director, officer, representative or agent of National Bancorp or any National Bancorp subsidiary may, directly or indirectly, solicit, authorize the solicitation of or except to the extent National Bancorp's board of directors concludes in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to

  . purchase its common stock, any security convertible into its common stock, or any other equity security of National Bancorp or any of its subsidiaries;

  . make a tender or exchange offer for any shares of its common stock or other equity security of National Bancorp or any of its subsidiaries;

  . purchase, lease or otherwise acquire the assets of National Bancorp or any of its subsidiaries except in the ordinary course of business; or

  . merge, consolidate or otherwise combine with National Bancorp or any of its subsidiaries.

  National Bancorp and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Year 2000 Compliance

  National Bancorp will comply with the Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council (FFIEC) Interagency Statement on the Year 2000 and subsequent guidance documents. National Bancorp will not rely on the completion of the merger to satisfy its FFIEC requirements. (paragraph 4(p))

 Other Covenants

  The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, National Bancorp has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of National Bancorp's business after the merger and (b) use its commercially reasonable efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or stockholder of National Bancorp who may reasonably be deemed an "affiliate" of National Bancorp within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit
B) See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

  Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of stockholder, regulatory and listing approval, and the receipt by National Bancorp of a favorable tax opinion and a fairness opinion from CIBC World Markets. (paragraphs 6 and 7) See "The Merger--Opinion Of National Bancorp's Financial Advisor" and "--U.S. Federal Income Tax Consequences Of The Merger."

  The obligations of the parties are also subject to the continued material accuracy of the other party's representations and warranties, the material performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have a material adverse effect on National Bancorp or Wells Fargo. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination Of The Merger Agreement

 Termination by Mutual Consent

  Wells Fargo and National Bancorp can agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i))

 Termination by Either Wells Fargo or National Bancorp

  Either Wells Fargo or National Bancorp can terminate the merger agreement without the consent of the other if any of the following occurs:

  . The merger has not been completed by September 30, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be performed or observed by the party. (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

  Either Wells Fargo or National Bancorp also may terminate the merger agreement if the board of directors of National Bancorp in good faith determines that a Takeover Proposal (defined below) constitutes a Superior Proposal (defined below), provided that National Bancorp may not terminate the merger agreement in such event unless National Bancorp has not breached its non-solicitation covenant in the merger agreement. (paragraphs 9(a)(iv))

  For purposes of this provision:

  . ""Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving National Bancorp or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, National Bancorp.

  . ""Superior Proposal" means a Takeover Proposal with terms that National Bancorp's board of directors determines in good faith, after taking into account the advice of its financial advisor, to be more favorable to National Bancorp and its stockholders than the transactions contemplated by the merger agreement. (paragraph 9(a)(v))

 Termination by Wells Fargo

  Wells Fargo may terminate the merger agreement if (a) National Bancorp's board of directors fails to recommend approval of the merger agreement or withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of approval of the merger agreement; (b) after an agreement to engage in or the occurrence of an Acquisition Event (defined below) or after a third party shall have made a proposal to National Bancorp or its stockholders to engage in an Acquisition Event, the merger agreement is not approved by National Bancorp stockholders at the meeting required to be called under the merger agreement; or (c) a meeting of National Bancorp stockholders to approve the merger agreement is not held prior to May 15, 2000 and National Bancorp has failed to comply with its obligations to call and cause to be held such meeting in the manner provided in the merger agreement. (paragraph 9(a)(v))

  For purposes of this provision, an "Acquisition Event" means any of the following: (a) a merger, consolidation or similar transaction involving National Bancorp or its bank subsidiary or any successor to National Bancorp or National Bank of Alaska, (b) a purchase, lease or other acquisition in one or a series of related transactions of assets of National Bancorp or any of its subsidiaries representing 25% or more of the consolidated assets of National Bancorp and its subsidiaries or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of National Bancorp or National Bank of Alaska in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo. (paragraph 9(a)(v))

Effect Of Termination

  Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))

Waiver And Amendment

  Either Wells Fargo or National Bancorp may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

  Wells Fargo and National Bancorp can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after National Bancorp stockholders approve the merger if the amendment would change in a manner adverse to National Bancorp stockholders the consideration to be received by National Bancorp stockholders in the merger. (paragraph 17)

Expenses

  Wells Fargo and National Bancorp will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                         INFORMATION ABOUT WELLS FARGO

General

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At March 31, 2000, Wells Fargo had consolidated total assets of $222.3 billion, consolidated total deposits of $141.5 billion and stockholders' equity of $23.6 billion. Based on assets at March 31, 2000, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

  Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

  Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

  Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. National Bancorp stockholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Competition

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as securities firms and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  Effective March 13, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business. See "Financial Modernization" below. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Information On Wells Fargo's Web Site

  Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

                             FIRST SECURITY MERGER

  The following information describes the pending merger transaction between Wells Fargo and First Security Corporation. Wells Fargo will acquire First Security as a result of the transaction. The description is not complete and is qualified in its entirety by reference to the more detailed information contained in Wells Fargo's Current Report on Form 8-K, dated as of April 9, 2000 and filed on April 12, 2000, and to the First Security merger agreement and option agreement filed as exhibits to Wells Fargo's Schedule 13D, dated and filed as of April 19, 2000. The Form 8-K and the First Security merger agreement and option agreement are incorporated herein by reference.

The First Security Merger Transaction

  On April 9, 2000, Wells Fargo and First Security entered into a merger agreement that provides for the merger of a wholly-owned subsidiary of Wells Fargo into First Security, with First Security surviving as a wholly-owned subsidiary of Wells Fargo. If the First Security merger is completed, each outstanding share of First Security common stock will be converted into 0.355 of a share of Wells Fargo common stock. Wells Fargo expects to issue approximately 71.6 million shares of its common stock in the First Security merger, representing approximately 4.4% of Wells Fargo common stock outstanding as of March 31, 2000. First Security has granted to Wells Fargo an option exercisable, in whole or in part, upon the occurrence of specified conditions, to purchase up to 19.9% of the outstanding shares of First Security common stock.

  The First Security merger is subject to a number of conditions, including approvals by First Security stockholders and regulatory agencies. No vote of Wells Fargo stockholders is required to complete the First Security merger. Wells Fargo expects to complete the First Security merger in the third quarter of 2000, after the Wells Fargo/National Bancorp merger closes. Wells Fargo cannot guarantee when or if the merger with First Security will be completed.

About First Security Corporation

  First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other banking subsidiaries and subsidiaries that engage in banking-related services. First Security is headquartered in Salt Lake City, Utah. Through its subsidiaries, First Security operated 330 banking stores in the states of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of March 31, 2000. At that date, First Security had assets of $23.3 billion, deposits of $13.6 billion and stockholders' equity of $1.8 billion. Spencer F. Eccles, chairman and chief executive officer of First Security, is expected to be elected as a director of Wells Fargo upon completion of the First Security merger.

  You may find more information about First Security from its reports filed with the SEC under SEC file number 001-06906.

                   REGULATION AND SUPERVISION OF WELLS FARGO

  To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

  Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

  Additional information about the regulation and supervision of Wells Fargo is contained in Wells Fargo's annual and quarterly reports filed with the Securities and Exchange Commission (SEC). See "Where You Can Find More Information."

Regulatory Agencies

 Bank Holding Company

  Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act. As of March 13, 2000, Wells Fargo became a financial holding company pursuant to the Bank Holding Company.

 Subsidiary Banks

  Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered.

 Nonbank Subsidiaries

  Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

 "Financial in Nature" Requirement

  As a bank holding company that has elected also to become a financial holding company pursuant to the Bank Holding Company Act, Wells Fargo may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or are incidental or complementary to activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities as determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

  No Federal Reserve Board approval is required for Wells Fargo to acquire a company (other than a bank holding company, bank or savings association) engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Wells Fargo may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

  If any subsidiary bank of Wells Fargo ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Wells Fargo to divest the subsidiary bank. Alternatively, Wells Fargo may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Wells Fargo receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Wells Fargo will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

 Interstate Banking

  Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

  The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the interstate merger authority provided by the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

 Regulatory Approval

  In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

  Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank are limited to the lesser of the bank's undivided profits and the bank's retained net income for the current year plus its retained net income for the preceding two years (less any required transfers to capital surplus) up to the date of any dividend declaration in the current calendar year. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

  Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of approximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

  Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

 Transfer of Funds from Banking Subsidiaries

  Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Moreover, loans and extensions of credit to affiliates generally are required to be secured in specified amounts. A bank's transactions with its nonbank affiliates are also generally required to be on arm's length terms.

 Source of Strength Doctrine

  Under current Federal Reserve Board policy, Wells Fargo is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support could be required at times when Wells Fargo might not have the resources to provide it. In addition, the OCC may order the pro rata assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If Wells Fargo failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank subsidiary to cover the deficiency.

  Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

 Depositor Preference

  The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo, with respect to any extensions of credit they have made to such insured depository institution.

 Liability of Commonly Controlled Institutions

  All of Wells Fargo's banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

 General

  Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

                                Supplementary ("Tier 2")       Market Risk ("Tier 3")
  Core ("Tier 1") Capital                Capital                       Capital
  -----------------------       ------------------------       ----------------------
 . common equity               among other items:            . qualifying unsecured
                                                              subordinated debt

 . retained earnings           . perpetual preferred stock
                                not meeting the Tier 1
                                definition

 . qualifying noncumulative    . qualifying mandatory
  perpetual preferred stock     convertible securities

 . a limited amount of         . qualifying subordinated
  qualifying cumulative         debt
  perpetual preferred stock
  at the holding company
  level

 . minority interests in       . allowances for loan and
  equity accounts of            lease losses, subject to
  consolidated subsidiaries     limitations

 . less goodwill, most
  intangible assets and
  certain other assets

  Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At March 31, 2000, Wells Fargo met both requirements, with Tier 1 and total capital equal to 7.6% and 10.4% of its respective total risk-weighted assets.

  Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

  The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. Wells Fargo's leverage ratio at March 31, 2000 was 6.5.

  The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

  Wells Fargo's banking subsidiaries are subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks meet all capital requirements to which they are subject.

  Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

 Federal Deposit Insurance Corporation Improvement Act of 1991

  The Federal Deposit Insurance Corporation Improvement Act of 1991 (the FDICIA), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. The FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

  As of March 31, 2000, Wells Fargo's management believes that each of its significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

Deposit Insurance Assessments

  Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

  The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the second quarter of 2000 at approximately $.021 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC insurance funds and do not vary depending upon a depository institution's capitalization or supervisory evaluations.

  FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal And Monetary Policies

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Future Legislation

  Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Wells Fargo cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.

                       INFORMATION ABOUT NATIONAL BANCORP

  National Bancorp of Alaska, Inc. is a Delaware corporation organized on June 21, 1982, and registered as a bank holding company under the Bank Holding Company Act of 1956. National Bancorp's principal asset is its investment in National Bank of Alaska, a wholly-owned subsidiary. Through National Bank of Alaska, National Bancorp engages in commercial banking and trust activities.

National Bank of Alaska

  National Bank of Alaska was established as a state-chartered bank in 1916 and converted to a national banking association in 1950.

General Banking Services

  National Bank of Alaska engages in general banking business offering checking accounts, savings accounts, money market accounts, time certificates of deposit, securities sold under agreements to repurchase, Individual Retirement Accounts, commercial loans, home equity loans, unsecured lines of credit, consumer loans, construction and mortgage loans, lease financing, safe deposit services, night depositories, Visa credit cards (Classic and Gold), walk-up and drive-in banking with an international automated teller machine network, various telephone and electronic services, and other services incidental to serving the banking needs of individuals, corporations, government and quasi-government bodies.

  As of March 31, 2000, National Bank of Alaska's banking operations were conducted from 55 banking offices, 3 loan offices and 71 electronic branches located throughout the state of Alaska and in Seattle, Washington, including 16 banking offices and 30 electronic branches in Anchorage. National Bank of Alaska's subsidiaries' operations are conducted from 11 locations throughout the state of Alaska, including 4 offices in Anchorage.

Trust Services

  National Bank of Alaska's Trust Department offers services to individuals and corporations throughout Alaska, including estate planning, settlement of estates, administration of living and testamentary trusts, management of investment agency accounts, custodianships, and administration of employee benefit trusts. National Bank of Alaska had trust assets of approximately $2.2 billion under its supervision as of March 31, 2000.

International Banking

  National Bank of Alaska's International Department offers customer services in connection with international business. The department maintains correspondent relationships with banks located in certain world trade centers, including Tokyo and New York. Transactions handled by this department include cable, wire, and mail transfers of funds, negotiating and advancing funds under export letters of credit, buying and selling foreign currencies, handling collection from foreign banks, and financing imports and exports.

  National Bank of Alaska also operates an Edge Act subsidiary, National Bank of Alaska International Banking Corp.

Competition

  National Bank of Alaska competes actively with national and state banks and other financial institutions, including savings and loan associations, savings banks, brokerage houses, money market funds, and credit unions located both in Alaska and other states. National Bank of Alaska maintains a competitive position by providing convenient service in the branch network located throughout the state and by competitive pricing of the products mentioned above.

  Alaska allows out-of-state bank holding companies to acquire banks and domestic bank holding companies located in Alaska. Management is of the opinion that to the extent that out-of-state bank holding companies enter the Alaskan market, National Bancorp may encounter intensified competition.

Employment

  National Bank of Alaska has approximately 1,117 full time equivalent employees, and bank subsidiaries have 101 full time equivalent employees. Management considers employment relations to be good. None of the National Bank of Alaska's employees are covered by a collective bargaining agreement.

                           WELLS FARGO CAPITAL STOCK

  As a result of the merger, you will become a Wells Fargo stockholder. Your rights as a Wells Fargo stockholder will be governed by Delaware law, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. This description of Wells Fargo's capital stock, including the Wells Fargo common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

  The following summarizes the material terms of Wells Fargo's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock.

  A copy of Wells Fargo's restated certificate of incorporation as in effect as of the date of this document is attached as an exhibit to Wells Fargo's current report on Form 8-K dated June 28, 1993, and amendments to its certificate of incorporation are attached as exhibits to its current report on Form 8-K dated July 3, 1995 and quarterly report on Form 10-Q for the quarter ended September 30, 1998. A copy of Wells Fargo's bylaws as in effect as of the date of this document is attached as an exhibit to Wells Fargo's annual report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to Wells Fargo's registration statement on Form 8-A dated as of October 21, 1998. Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.

Wells Fargo Common Stock

  Wells Fargo is authorized to issue 4,000,000,000 shares of common stock, par value $1 2/3 per share. At March 31, 2000, there were 1,628,680,001 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

  Voting and Other Rights. The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.
However:

  . Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

  . Wells Fargo's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

  . With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. See "Comparison of Stockholder Rights-- Stockholder Vote Required for Mergers" for a description of the exceptions to this rule.

  Directors are to be elected by a plurality of the votes cast assuming a quorum is present, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo have the ability to elect all of the directors standing for election. The Wells Fargo board is not classified.

  Assets Upon Dissolution. In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

  Distributions. As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

  As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" for a more detailed description.

  Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

  Preferred Share Purchase Rights. Each issued share of Wells Fargo common stock, including each share to be issued in the merger, includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.

Wells Fargo Preferred Stock

  Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At March 31, 2000, 1999, there were 5,698,417 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

  The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of Wells Fargo common stockholders. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

  The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of Wells Fargo common stockholders.

  The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.

Wells Fargo Rights Plan

  On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

  Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

  The rights agreement provides that, until the rights distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the rights distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the rights distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the rights distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the rights distribution date and these separate rights certificates alone will evidence the rights.

  The rights are not exercisable until the rights distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

  The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

  . upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

  . upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the rights distribution date.

  Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

  In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

  With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

  The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

  . 0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

  .  10%.

  However, from and after the time that any person becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

  The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

  The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on how to obtain this document.

                        COMPARISON OF STOCKHOLDER RIGHTS

  The rights of National Bancorp stockholders are currently governed by the Delaware General Corporation Law, or DGCL, National Bancorp's certificate of incorporation and National Bancorp's bylaws. The rights of Wells Fargo stockholders are currently governed by the DGCL, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. The following is a summary of material differences between the rights of National Bancorp stockholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of National Bancorp stockholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the DGCL, National Bancorp's certificate of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

Authorized And Outstanding Capital Stock

          National Bancorp                             Wells Fargo


Authorized:                               Authorized:


 . 40,000,000 shares of common stock       . 4,000,000,000 shares of common
                                            stock


Outstanding as of March 31, 2000:
                                          . 20,000,000 shares of preferred
                                            stock

 . 30,224,177 shares of common stock

                                          . 4,000,000 shares of preference
                                            stock

                                          Outstanding as of March 31, 2000:

                                          . 1,628,680,001 shares of common
                                            stock

                                          . 5,698,417 shares of preferred
                                            stock

                                          . No shares of preference stock

Size of Board of Directors

  The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws.

          National Bancorp                             Wells Fargo


National Bancorp's bylaws provide         Under Wells Fargo's restated
for a board of directors to be fixed      certificate of incorporation, the
by resolution of the board of             number of directors shall be as
directors. Each director will serve       specified in the bylaws but in no
a term of one year or until his or        event less than 3. Wells Fargo's
her earlier death, resignation or         bylaws provide for a board of
removal. The number of directors of       directors consisting of not less
National Bancorp is currently fixed       than 10 nor more than 28 persons,
at 25.                                    each serving a term of one year or
                                          until his or her earlier death,
                                          resignation or removal. The number
                                          of directors of Wells Fargo is
                                          currently fixed at 18.

Cumulative Voting

  Cumulative voting allows each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected. Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation.

          National Bancorp                             Wells Fargo


National Bancorp's certificate of         Wells Fargo's restated certificate
incorporation does not provide for        of incorporation does not provide
cumulative voting in the election of      for cumulative voting.
directors.

Classes of Directors

  The DGCL permits classification of a Delaware corporation's board of directors, and for staggered terms.

          National Bancorp                             Wells Fargo


National Bancorp's board of               Wells Fargo's board of directors is
directors is not classified. The          not classified. The entire board is
entire board is elected each year.        elected each year.

Qualifications of Directors

  Under the DGCL, a director need not be a resident of the state of Delaware unless the certificate of incorporation or bylaws so prescribe. Otherwise, qualifications for directors may be set forth in the certification of incorporation or bylaws.

          National Bancorp                             Wells Fargo


National Bancorp's bylaws require         Wells Fargo's restated certificate
directors to be stockholders of           of incorporation requires directors
National Bancorp.                         to be stockholders of Wells Fargo.

Filling Vacancies on the Board

  The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office.

          National Bancorp                             Wells Fargo


Vacancies on National Bancorp's           Vacancies on Wells Fargo's board of
board of directors may be filled by       directors may be filled by majority
majority vote of the remaining            vote of the remaining directors or,
directors or, in the event a vacancy      in the event a vacancy is not so
is not so filled or if no director        filled or if no director remains, by
remains, by the stockholders.             the stockholders.

Removal of Directors

  The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise.

          National Bancorp                             Wells Fargo


National Bancorp's board is not           Wells Fargo's board is not
classified, so directors may be           classified, so directors may be
removed with or without cause by the      removed with or without cause by the
holders of a majority of the shares       holders of a majority of the shares
then entitled to vote at an election      then entitled to vote at an election
of directors.                             of directors.

Nomination of Directors for Election

          National Bancorp                             Wells Fargo


National Bancorp's bylaws provide         Under Wells Fargo's bylaws,
that nominations to the National          nominations for Wells Fargo's board
Bancorp board may be made by the          may be made by the board or by any
board or by any stockholder who           stockholder who complies with the
complies with the notice procedures       notice procedures described in Wells
set forth in the bylaws. Notice must      Fargo's bylaws. These procedures
be in writing and delivered or            require the notice to be received by
mailed to National Bancorp's              Wells Fargo not less than 30 nor
president not less than 14 days nor       more than 60 days prior to the
more than 50 days prior to the            meeting. However, if less than 40
meeting; provided, however, that if       days' prior public disclosure of the
less than 21 days notice of the           date of the meeting is given to
meeting is given to the National          stockholders, then the notice must
Bancorp stockholders, then notice         be received no later than 10 days
must be mailed or delivered to the        after the first public announcement
president not later than the close        of the meeting date.
of business on the seventh day
following the day on which National
Bancorp's notice of the
stockholders' meeting was mailed.

Anti-Takeover Provisions

  The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

  Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

  . the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

  . after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or

  . after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

  A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Neither National Bancorp nor Wells Fargo has made such an election.

Stockholder Rights Plan

          National Bancorp                             Wells Fargo


National Bancorp has not implemented      Wells Fargo has implemented a
a stockholder rights plan.                stockholder rights plan, under which
                                          a group of persons becomes an
                                          acquiring person upon a public
                                          announcement that they have acquired
                                          or intend to acquire 15% of Wells
                                          Fargo's voting stock. This threshold
                                          can be reduced by amendment. Each
                                          share of Wells Fargo common stock
                                          issued in the merger will be issued
                                          with an attached right. See "Wells
                                          Fargo Capital Stock--Wells Fargo
                                          Rights Plan."

Stockholder Action Without a Meeting

          National Bancorp                             Wells Fargo


As permitted by Section 228 of the        In accordance with Section 228 of
DGCL and as provided in National          the DGCL, Wells Fargo's bylaws
Bancorp's certificate of                  provide that any action required or
incorporation, the requisite              permitted to be taken at a
stockholders' meeting and vote may        stockholders' meeting may be taken
be dispensed with and any action          without a meeting pursuant to the
required or permitted to be taken at      written consent of the holders of
a stockholders' meeting may be taken      the number of shares that would have
without a meeting pursuant to the         been required to effect the action
unanimous written consent of the          at an actual meeting of the
holders of National Bancorp common        stockholders, and provide certain
stock.                                    procedures to be followed in such
                                          cases.

Calling Special Meetings of Stockholders

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

          National Bancorp                             Wells Fargo


National Bancorp's bylaws provide         Wells Fargo's bylaws provide that a
that a special meeting of                 special meeting of stockholders may
stockholders may be called by the         be called only by the chairman of
chairman of the board, a majority of      the board, a vice chairman, the
National Bancorp's board of               president or a majority of Wells
directors, or by holders of not less      Fargo's board of directors. Holders
than one-third of all shares              of Wells Fargo common stock do not
entitled to vote at the meeting.          have the ability to call a special
                                          meeting of stockholders.

Submission of Stockholder Proposals

          National Bancorp                             Wells Fargo


Neither National Bancorp's                The Wells Fargo bylaws provide that
certificate of incorporation nor its      in order for a stockholder to bring
bylaws make express provision as to       business before the annual meeting,
submission by National Bancorp            the stockholder must give timely
stockholders of proposals.                notice of the proposal to Wells
                                          Fargo. To be timely, the notice must
                                          be received not later than the 90th
                                          day nor earlier than the 120th day
                                          prior to the first anniversary of
                                          the preceding year's annual meeting.
                                          However, if the annual meeting is
                                          more than 30 days
                                          before or more than 60 days after
                                          the anniversary of the prior year's
                                          annual meeting, to be timely the
                                          notice must be delivered no earlier
                                          than 120 days prior to the annual
                                          meeting and no later than the later
                                          of 90 days prior to the annual
                                          meeting or 10 days after the first
                                          public announcement of the meeting
                                          date.

Notice of Stockholder Meetings

  The DGCL requires notice of stockholders' meetings to be sent to all stockholders of record entitled to vote thereon generally not less than 10 nor more than 60 days prior to the date of the meeting. The DGCL requires more than 10 days' notice for meetings called to vote on mergers and certain other specified actions.

          National Bancorp                             Wells Fargo


National Bancorp's bylaws provide         Wells Fargo's bylaws provide for
that written notice of annual or          written notice to stockholders of
special meetings be given at least        record at least 10 days prior to an
10 days before the meeting, except        annual or special meeting.
that if the purpose of the meeting
is to act on amendment of National
Bancorp's certificate of
incorporation or on a reduction of
stated capital or on a plan of
merger or consolidation, then notice
must be mailed not fewer than 15
days nor more than 50 days before
the meeting to each stockholder of
record entitled to vote at the
meeting.

Stockholder Vote Required for Mergers

  Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under DGCL 251(f), no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if

  . the merger agreement does not amend the certificate of incorporation of the surviving corporation,

  . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

  . either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

Dividends

  Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. National Bancorp and Wells Fargo are also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation and Supervision of Wells Fargo."

          National Bancorp                             Wells Fargo


National Bancorp's bylaws are silent      Wells Fargo's bylaws provide that
with regard to the payment of             the stockholders have the right to
dividends.                                receive dividends if and when
                                          declared by Wells Fargo's board.
                                          Dividends may be paid in cash,
                                          property or shares of capital stock.

Dissenters' Appraisal Rights

  Section 262 of the DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

  .  listed on a national securities exchange,

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

  .  held of record by more than 2,000 stockholders

  unless holders of stock are required to accept in the merger anything other than any combination of:

  . shares of stock or depository receipts of the surviving corporation in the merger

  . shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be

  .  listed on a national securities exchange,

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

  .  held of record by more than 2,000 holders

  . cash instead of fractional shares of the stock or depository receipts received.

          National Bancorp                             Wells Fargo


National Bancorp common stock is          Dissenters' appraisal rights are not
designated as a national market           available to the Wells Fargo
system security on an interdealer         stockholders with respect to the
quotation system by the National          merger because the DGCL does not
Association of Securities Dealers,        require that Wells Fargo
Inc. (the Nasdaq National Market).        stockholders vote to approve the
As a result, assuming that the other      merger agreement. Moreover, Wells
conditions described above are            Fargo common stock is listed on the
satisfied, holders of National            New York and Chicago Stock Exchanges
Bancorp common stock will not have        and currently held by more than
dissenters' appraisal rights in           2,000 stockholders. As a result,
connection with consolidations and        assuming that the other conditions
mergers involving National Bancorp.       described above are satisfied,
                                          holders of Wells Fargo common stock
                                          will not have appraisal rights in
                                          connection with consolidations and
                                          mergers involving Wells Fargo.

Stockholder Preemptive Rights

  The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights.

          National Bancorp                             Wells Fargo


National Bancorp's certificate of         Wells Fargo's restated certificate
incorporation grants preemptive           of incorporation does not provide
rights to its stockholders as             for preemptive rights.
follows: Article FOURTH (C) provides
that the registered holders of the
shares of National Bancorp common
stock shall have only a preemptive
right as set forth in Article FOURTH
to purchase at such respective
equitable prices, terms and
conditions as shall be fixed by
National Bancorp's board of
directors, such of the shares of
National Bancorp common stock or
securities convertible into or
carrying options or warrants to
purchase such shares of common stock
as may be issued for money from time
to time; that unless eliminated,
restricted or modified in accordance
with Article FOURTH, such preemptive
right shall apply to all shares
issued after the first 3,000,000
shares, whether the additional
shares constitute a part of the
shares presently or subsequently
authorized but shall not apply to
shares held in the treasury of
National Bancorp, except that the
holders of common stock shall have
no preemptive right to purchase or
subscribe for all or any part of
793,452 shares of presently
authorized but unissued common
stock; and that the preemptive right
of the holders of common stock to
purchase or subscribe for additional
shares of common stock may be
eliminated, restricted or modified
by the amendment of National
Bancorp's certificate of
incorporation in accordance with the
applicable provisions of the DGCL.

Stockholder Class Voting Rights

  The DGCL requires voting by separate classes of shares only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Indemnification

  The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

  . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

  . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

          National Bancorp                             Wells Fargo


National Bancorp's certificate of         Wells Fargo's restated certificate
incorporation provides that National      of incorporation provides that Wells
Bancorp must indemnify, to the            Fargo must indemnify, to the fullest
fullest extent authorized by the          extent authorized by the DGCL, each
DGCL, all persons whom National           person who was or is made a party
Bancorp shall have the power to           to, is threatened to be made a party
indemnify under the DGCL from and         to or is involved in any action,
against all expenses, liabilities         suit or proceeding because he or she
and other matters referred to in or       is or was a director or officer of
covered by Section 145 of the DGCL.       Wells Fargo (or was serving at the
                                          request of Wells Fargo as a
                                          director, trustee officer, employee,
                                          or agent of another entity) while
                                          serving in such capacity against all
                                          expenses, liabilities, or loss
                                          incurred by such person in
                                          connection therewith, provided that
                                          indemnification in connection with a
                                          proceeding brought by such person
                                          will be permitted only if the
                                          proceeding was authorized by Wells
                                          Fargo's board of directors.

National Bancorp's bylaws provide
for indemnification for each person
who was or is made a party to or is
threatened to be made a party to,
any action, suit, or proceeding,
whether civil, criminal,
administrative or investigative
(other than an action by or in the
name of National Bancorp) because he
or she is or was a director,
officer, employee or agent of
National Bancorp (or was serving at
the request of National Bancorp as a
director, officer, employee, or
agent of another entity) while
serving in such capacity against all
expenses, liabilities, fines and
amounts paid in settlement incurred
by such person in connection
therewith, provided that
indemnification in connection with a
proceeding brought by such person
will be permitted only if he or she
acted in good faith and in a manner
he or she reasonably believed to be
in, or not opposed to, the best
interests of National Bancorp, and
in the case of a criminal action or
proceeding, had no reasonable cause
to believe his or her conduct was
unlawful. National Bancorp's bylaws
also provide that National Bancorp
must pay expenses incurred in
defending the proceedings specified
above in advance of their final
disposition, provided that, as
authorized by National Bancorp's
board, such advance payments for
expenses incurred by a director or
officer may be made only if he or
she undertakes to repay all amounts
so advanced unless it is ultimately
determined that the person receiving
such payments is entitled to be
indemnified.

                                          Wells Fargo's restated certificate
                                          of incorporation also provides that
                                          Wells Fargo must pay expenses
                                          incurred in defending the
                                          proceedings specified above in
                                          advance of their final disposition,
                                          provided that, if so required by the
                                          DGCL, such advance payments for
                                          expenses incurred by a director or
                                          officer may be made only if he or
                                          she undertakes to repay all amounts
                                          so advanced if it is ultimately
                                          determined that the person receiving
                                          such payments is not entitled to be
                                          indemnified. Wells Fargo's restated
                                          certificate of incorporation
                                          authorizes Wells Fargo to provide
                                          similar indemnification to employees
                                          or agents of Wells Fargo.

                                          Pursuant to Wells Fargo's restated
                                          certificate of incorporation, Wells
                                          Fargo may maintain insurance, at its
                                          expense, to protect itself and any
                                          directors, officers, employees or
                                          agents of Wells Fargo or another
                                          entity against any expense,
                                          liability or loss, regardless of
                                          whether Wells Fargo has the power or
                                          obligation to indemnify that person
                                          against such expense, liability or
                                          loss under the DGCL.


                                          The right to indemnification is not
Pursuant to National Bancorp's            exclusive of any other right which
bylaws, National Bancorp may              any person may have or acquire under
purchase and maintain insurance on        any statute, provision of Wells
behalf of any director, officer,          Fargo's restated certificate of
employee or agent of National             incorporation or bylaws, agreement,
Bancorp or another entity at the          vote of stockholders or
request of National Bancorp against       disinterested directors or
any liability, regardless of whether      otherwise.
National Bancorp has the power to
indemnify that person against such
liability under the DGCL.

The right to indemnification is not
exclusive of any other right which
any person may be entitled to under
any statute, provision of National
Bancorp's certificate of
incorporation or bylaws, agreement,
vote of stockholders or
disinterested directors or
otherwise, both as to action in his
or her official capacity and as to
action in another capacity while
holding such office.

Limitations on Directors' Liability

          National Bancorp                             Wells Fargo


National Bancorp's certificate of         Wells Fargo's restated certificate
incorporation provides that a             of incorporation provides that a
director of National Bancorp shall        director (including an officer who
not be liable personally to National      is also a director) of Wells Fargo
Bancorp or its stockholders for           shall not be liable personally to
monetary damages for breach of            Wells Fargo or its stockholders for
fiduciary duty as a director, except      monetary damages for breach of
for liability arising out of              fiduciary duty as a director, except
                                          for liability arising out of:


 . any breach of the director's duty
  of loyalty to National Bancorp or       . any breach of the director's duty
  its stockholders,                         of loyalty to Wells Fargo or its
                                            stockholders,


 . acts or omissions not in good
  faith or which involve intentional      . acts or omissions not in good
  misconduct or a knowing violation         faith or which involve intentional
  of law,                                   misconduct or a knowing violation
                                            of law,


 . payment of a dividend or approval
  of a stock repurchase in violation      . payment of a dividend or approval
  of Section 174 of the DGCL, or            of a stock repurchase in violation
                                            of Section 174 of the DGCL, or


 . any transaction from which the
  director derived an improper            . any transaction from which the
  personal benefit.                         director derived an improper
                                            personal benefit.


This provision protects National
Bancorp's directors against personal      This provision protects Wells
liability for monetary damages from       Fargo's directors against personal
breaches of their duty of care. It        liability for monetary damages from
does not eliminate the director's         breaches of their duty of care. It
duty of care and has no effect on         does not eliminate the director's
the availability of equitable             duty of care and has no effect on
remedies, such as an injunction or        the availability of equitable
rescission, based upon a director's       remedies, such as an injunction or
breach of his or her duty of care.        rescission, based upon a director's
                                          breach of his or her duty of care.

Amendment of Certificate of Incorporation

  Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

          National Bancorp                             Wells Fargo


National Bancorp's certificate of         Wells Fargo's restated certificate
incorporation may be amended only if      of incorporation may be amended only
the proposed amendment is approved        if the proposed amendment is
by National Bancorp's board of            approved by Wells Fargo's board of
directors and thereafter approved by      directors and thereafter approved by
a majority of the outstanding stock       a majority of the outstanding stock
entitled to vote thereon.                 entitled to vote thereon and by a
                                          majority of the outstanding stock of
                                          each class entitled to vote thereon
                                          as a class.

                                          Shares of Wells Fargo preferred
                                          stock and Wells Fargo preference
                                          stock currently authorized in Wells
                                          Fargo's restated certificate of
                                          incorporation may be issued by Wells
                                          Fargo's board of directors without
                                          amending Wells Fargo's restated
                                          certificate of incorporation or
                                          otherwise obtaining the approval of
                                          Wells Fargo's stockholders.

Amendment of Bylaws

  Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

          National Bancorp                             Wells Fargo


National Bancorp's bylaws may be          Wells Fargo's bylaws generally
amended by a majority of National         provide for amendment by a majority
Bancorp's board of directors or by a      of Wells Fargo's board of directors
majority of the shares of common          or by a majority of the outstanding
stock present in person or                stock entitled to vote thereon.
represented by proxy at the meeting       However, Wells Fargo's bylaws
and entitled to vote on the subject       require the affirmative vote or
matter.                                   consent of 80% of the common stock
                                          outstanding to amend a bylaw
                                          provision related to maintaining
                                          local directorships at subsidiaries
                                          with which Wells Fargo has an
                                          agreement to so maintain local
                                          directorships.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

  Wells Fargo common stock is listed on the New York Stock Exchange (NYSE) and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The following table shows, for the periods indicated, the high and low sales prices of Wells Fargo common stock on the NYSE composite transactions reporting system and the cash dividends paid per share.

                                                           Price Range
                                                           ----------- Dividends
                                                           High   Low    Paid
                                                           ----- ----- ---------
   1998
   First Quarter.......................................... 43.88 34.75   0.165
   Second Quarter......................................... 43.75 34.00   0.165
   Third Quarter.......................................... 39.75 27.50   0.185
   Fourth Quarter......................................... 40.88 30.19   0.185

   1999
   First Quarter.......................................... 40.44 32.13   0.185
   Second Quarter......................................... 44.88 34.38   0.200
   Third Quarter.......................................... 45.31 36.44   0.200
   Fourth Quarter......................................... 49.94 38.38   0.200

   2000
   First Quarter.......................................... 41.69 31.88   0.220
   Second Quarter (through May 1)......................... 45.50 37.88       *

--------
* Wells Fargo's board of directors has declared a cash dividend of $0.22 per share of Wells Fargo common stock, payable on June 1, 2000 to stockholders of record on May 5, 2000.

  The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

National Bancorp Share Prices And Dividends

  National Bancorp common stock trades on the Nasdaq National Market under the symbol "NBAK." The following table shows, for the periods indicated, the high and low bid quotations for National Bancorp common stock as reported on the Nasdaq National Market System and the cash dividends paid per share. Information is adjusted for the 1998 four-for-one stock split.

                                                               Price
                                                               Range
                                                              -------- Dividends
                                                              High Low   Paid
                                                              ---- --- ---------
   1998
   First Quarter.............................................  38   27   .125
   Second Quarter............................................  39   30   .125
   Third Quarter.............................................  32   28   .150
   Fourth Quarter............................................  39   30   .150

   1999
   First Quarter.............................................  34   28   .150
   Second Quarter............................................  30   23   .150
   Third Quarter.............................................  29   25   .150
   Fourth Quarter............................................  40   25   .150

   2000
   First Quarter.............................................  38   27   .150
   Second Quarter (through May 1)............................  40   34   .150

                         ITEM 2. ELECTION OF DIRECTORS

  The numbers of directors to be elected at the National Bancorp annual meeting will be determined by vote of the stockholders. The National Bancorp board will offer a resolution at the meeting establishing the number of directors at 25.

  The persons named below, all of whom are members of the present board of directors, will be nominated by management for election to the National Bancorp board, and, if elected, each will serve until the merger is completed or, if the merger is not completed, until the next annual meeting of stockholders and until their successor is elected and qualified. It is the intention of the persons named in the proxy to vote for the resolution establishing the number of directors at 25 and for the election of the nominees listed below, unless otherwise directed or otherwise instructed.

  National Bancorp's board of directors has no reason to believe that any of the nominees named in this proxy statement-prospectus will be unavailable or unable to stand for election, but in the event that vacancies in the slate of nominees should occur unexpectedly, the shares represented by proxies will be voted for substitutes chosen by the National Bancorp board or the number of directors to be elected will be reduced by the number of persons unavailable or unable to stand for election and the shares will be voted for the remaining nominees.

  Other nominations may be made by stockholders entitled to vote for election of directors in accordance with the following procedures as set forth in National Bancorp's bylaws. National Bancorp nominations other than those made by or on behalf of the existing management of National Bancorp must be made in writing and must be delivered or mailed to the president of National Bancorp not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the president of National Bancorp not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notifications shall contain the following information to the extent known to the notifying stockholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of National Bancorp common stock that will be voted for each proposed nominee; (d) the name and residence address of the notifying stockholder; and (e) the number of shares of National Bancorp common stock owned by the stockholder. Nominations not made in accordance herewith may be disregarded at the discretion of the chairman of the meeting, and upon chairman's instructions, the vote tellers may disregard all votes cast for each such nominee.

                                                                   Shares of Common
                                                                  Stock Beneficially
                                                                     Owned as of
                          Age and Year                               January 31,
                         first became a                                2000(2)
                         Director of the                          ------------------
                          Company or a     Principal Occupation   Shares   Percent
Name                       Predecessor       or Employment(6)      Held  of Class(5)
----                     --------------- ------------------------ ------ -----------
Donald B. Abel, Jr. ....      63         President, Don Abel       7,720
                              1976       Building Supplies, Inc.
                                         (retail building
                                         supplies)

Gary M. Baugh...........      61         President, Baugh         14,000
                              1983       Construction and
                                         Engineering Company
                                         (construction)

Carl F. Brady Jr. ......      56         Chairman and CEO,        33,890
                              1989       Brady & Co. Ins.
                                         (insurance brokerage)

Alec W. Brindle.........      61         President, Wards Cove    70,704
                              1977       Packing Company, Inc.
                                         (salmon cannery)

                                                                   Shares of Common
                                                                  Stock Beneficially
                                                                     Owned as of
                          Age and Year                               January 31,
                         first became a                                2000(2)
                         Director of the                          ------------------
                          Company or a     Principal Occupation   Shares   Percent
Name                       Predecessor       or Employment(6)      Held  of Class(5)
----                     --------------- ------------------------ ------ -----------
James O. Campbell.......      67         Campbell & Campbell      17,088
                              1972       since 1997 (apartment
                                         rentals); from 1994 to
                                         1997 Commissioner,
                                         Arctic Research
                                         Commission (national
                                         research needs and
                                         objectives in the
                                         Arctic)

Jeffry J. Cook..........      56         Vice President            2,684
                              1984       Administration, MAPCO
                                         Alaska, Inc. (oil
                                         refining and product
                                         sales)

Patrick S. Cowan........      60         Owner, Birch Ridge Golf   3,882
                              1994       Course (golf)

Sharon D. Gagnon........      59         Civic Leader              3,030
                              1998

Roy Huhndorf............      59         Management Consultant       400
                              1987       since 1998; Chairman of
                                         the Board, Cook Inlet
                                         Region, Inc., from 1996
                                         to 1998 (Alaska Native
                                         Regional Corporation);
                                         Chairman and CEO, Cook
                                         Inlet Region, Inc., from
                                         1992 to 1996

James H. Jansen.........      53         President & CEO of       40,400
                              1990       Lynden Incorporated
                                         (trucking and
                                         transportation)

Donald L. Mellish.......      72         Chairman of the          23,500
                              1964       Executive Committee of
                                         National Bank of Alaska

Emil Notti..............      66         Consultant                2,264
                              1973

Howard R. Nugent........      55         President, Howdie Homes,  1,000
                              1996       Inc., (residential and
                                         commercial construction)

Tennys B. Owens.........      59         President, Artique Lt.    7,765
                              1991       Gallery (art retail
                                         sales, marketing, and
                                         publishing)

Eugene A. Parrish,            54         Vice President, Holland   3,460
 Jr. ...................      1982       America Cruise Lines
                                         since 1996 (travel);
                                         President Westmark
                                         Hotels, Inc. (hotel and
                                         restaurant management)

                                                                    Shares of Common
                                                                   Stock Beneficially
                          Age and Year                                 Owned as of
                         first became a                            January 31, 2000(2)
                         Director of the                          ------------------------
                          Company or a     Principal Occupation    Shares        Percent
Name                       Predecessor       or Employment(6)       Held       of Class(5)
----                     --------------- ------------------------ ---------    -----------
J. Michael Pate.........      52         President, Pate              4,720
                              1991       Insurance Agency, Inc.
                                         (insurance)

Martin R. Pihl..........      65         Retired.                     8,096
                              1972

Edward F. Randolph......      40         President, Edward F.           400
                              1995       Randolph Ins. Agency,
                                         Inc. (insurance)
Edward B. Rasmuson......      59         Chairman of the Board of 1,364,150(1)     4.4
                              1974       National Bancorp and
                                         National Bank of Alaska

Major General John            60         Consulting, Arctic Slope       533
 Schaeffer (Ret.).......      1988       Regional Corporation
                                         (Alaska Native Regional
                                         Corporation)

Michael K. Snowden......      54         President, Service          18,842(3)
                              1995       Transfer, Inc. (fuel
                                         distribution and
                                         transport services)

Richard Strutz..........      49         President of National        6,214
                              1992       Bancorp and National
                                         Bank of Alaska

George S. Suddock.......      60         Chairman, Alaska         1,107,411(4)     3.6
                              1969       National Corporation
                                         (insurance)

Richard A. Wien(7)......      64         Chairman & CEO,              3,764
                              1974       Florcraft (floor
                                         coverings)

Sharon Wikan............      51         Secretary-Treasurer            647
                              1994       Hammer & Wikan since
                                         1995 (retail grocery and
                                         general merchandise)

--------
1. The reported holdings exclude 1,038,880 shares held in trust for Edward B. Rasmuson, over which Mr. Rasmuson has no power to vote or dispose.
2. The reported holdings include securities with respect to which the director has or shares the power to vote or dispose. Not included in the securities reported are the following shares over which the indicated directors had no power to vote or dispose: 49,692 shares held by the wife of Edward B. Rasmuson. Director Rasmuson disclaims any beneficial ownership of these shares held by his spouse.
3. The reported holdings include 8,448 shares held in a family trust of which Mr. Snowden is a trustee. Mr. Snowden disclaims any beneficial interest of those shares.
4. The reported holdings include 1,096,267 shares held by a corporation of which Mr. Suddock is an officer, director, and stockholder. Mr. Suddock disclaims beneficial ownership of those shares.
5. If no percent is shown, the percent of the nominee's beneficial ownership is less than one percent.
6. Each nominee has been engaged in the indicated occupation or employment, or has held the indicated position or one of equivalent responsibility with his present employer during the past five years, unless otherwise indicated.
7. None of the nominees serve on the boards of directors of other companies filing reports with the Securities and Exchange Commission, except that Mr. Wien is a director of Alaska Air Group, Inc.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires National Bancorp's officers and directors, and persons who own more than ten percent of National Bancorp's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish National Bancorp with copies of all Section 16(a) reports they file. Based solely on review of the copies of such forms furnished to National Bancorp, or written representations that no Form 5s were required, National Bancorp believes that during 1999 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were in compliance.

                       DIRECTORS MEETINGS AND COMMITTEES

  The board of directors of National Bank of Alaska met ten times during 1999 and the board of directors of National Bancorp met ten times. All directors attended at least 75 percent of the aggregate of the total number of meetings held by both boards, plus meetings held by all committees on which such directors served during 1999. Neither National Bancorp nor National Bank of Alaska has a standing nominating committee and National Bancorp does not have a standing audit committee. National Bank of Alaska formed a compensation committee in November 1992.

  The board of directors of National Bank of Alaska annually appoints a Directors Examining Committee which performs many functions of an audit committee. Members of the committee, none of whom are officers of National Bank of Alaska, are: George S. Suddock, Chairman, Donald B. Abel, Jr., and Carl Brady, Jr. The functions of the Examining Committee include recommending to the board of directors the appointment of independent auditors, the review of regulatory reports and the responses to those reports and review of the scope of the internal audit programs and the adequacy of internal accounting systems and controls. The Examining Committee has been delegated the responsibility for both review and communication to the board of directors of the results of examinations performed by the regulatory examiners, other external auditors and the internal auditors. The Examining Committee held four meetings in 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows all compensation paid for the calendar years ended December 31, 1997, 1998, 1999, to the chief executive officer (CEO) and the four most highly compensated executive officers (other than the CEO) of National Bancorp and National Bank of Alaska, and who were serving as executive officers as of December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                     Other Annual  All Other
Name and Principal Position            Year  Salary  Compensation Compensation
---------------------------            ---- -------- ------------ ------------
Edward B. Rasmuson.................... 1999 $440,000   $35,787      $93,408
 CEO, Chairman of the Board of         1998  425,000    42,708       83,890
  Directors, and Director of National  1997  375,000    49,147       76,518
  Bancorp and National Bank of Alaska

Richard Strutz........................ 1999  400,000     9,925       85,497
 President and Director of National    1998  375,000    18,105       74,585
  Bancorp and National Bank of Alaska  1997  325,000    11,898       66,316

Kathleen Soderberg.................... 1999  305,000     2,399       66,369
 Executive Vice President of National  1998  290,000     2,725       58,768
  Bank of Alaska                       1997  260,000     2,168       53,053

Gary Dalton........................... 1999  250,000       700       55,353
 Executive Vice President of National  1998  235,000     3,659       48,533
  Bank of Alaska                       1997  205,000     1,943       41,830

James L. Cloud........................ 1999  200,000       187       45,338
 Executive Vice President of National  1998  180,000       244       38,297
  Bank of Alaska                       1997  130,000         0       27,641

  "Other annual compensation" is the amount reimbursed during the fiscal year for the payment of federal income taxes arising from non-tax deductible business use of a corporate aircraft.

  "All other compensation" is cash compensation earned under a Profit Sharing Plan and Trust available to all employees meeting certain age and service requirements.

  The above named officers receive no compensation other than as shown in the foregoing table, and National Bancorp and National Bank of Alaska have no other existing plans or arrangements other than as follows:

  In 1994, the board of directors of National Bank of Alaska approved a plan whereby any officer holding a title of Senior Vice President or above (which includes the named officers) can elect to defer receipt of up to a total of 15% of his/her annual compensation. This 15% includes any amounts deferred under the 401(k) portion of the existing profit sharing program. Amounts deferred are not additional compensation, only deferral of receipt of a portion of regular annual compensation. Amounts deferred in excess on the 401(k) portion become an unsecured obligation of National Bank of Alaska and become payable at termination of employment. Amounts in excess of the 401(k) portion are annually credited with interest at a percentage equivalent to National Bank of Alaska's overall return on average earning assets. In 1996, the board increased the maximum allowable percentage of deferral from 15% to 20%. In 1997, the board increased the maximum allowable percentage of deferral to 100%.

                           COMPENSATION OF DIRECTORS

  The directors of National Bancorp are also directors of the National Bank of Alaska. Directors of National Bancorp receive no compensation for attendance at meetings of the National Bancorp board, or for committee meetings.

  Bank directors who are not officers of National Bank of Alaska receive $1,000 for each bank board of directors meeting attended. Bank directors who are officers of National Bank of Alaska receive no compensation other than that received as an officer. Each bank director (who is not otherwise an employee of National Bank of Alaska) also receives $1,000 for attendance at each committee meeting of National Bank of Alaska.

  No director received compensation for services as a director during 1999 in addition to or in lieu of the standard arrangement that is described above.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

  There are no employment contracts between National Bancorp or National Bank of Alaska and the named executive officers. There are no plans or arrangements for compensation of named executive officers resulting from a change in control of National Bancorp or National Bank of Alaska.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1992, National Bank of Alaska formed a standing Compensation Committee composed of Directors Campbell, Jansen, and Pihl. None of the Compensation Committee members: a) has ever been an officer or employee of either National Bank of Alaska or National Bancorp; or b) has any relationship with National Bancorp or National Bank of Alaska that requires disclosure other than as discussed under "Transactions with Directors, Executive Officers, and Associates" in this proxy statement-prospectus.

  During the fiscal year ending December 31, 1999 no executive officer of National Bank of Alaska or National Bancorp: (a) served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of National Bank of Alaska; or (b) served as a director of another entity, one of whose executive officers served on the Compensation Committee of National Bank of Alaska; or c) served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of National Bancorp.

                             EXECUTIVE COMPENSATION

  In October 1992, the Securities and Exchange Commission adopted new rules regarding the disclosure of compensation of named executive officers. The goal of these rules is to clarify disclosure and the rationale and basis for such compensation. In response to the new rules, a Compensation Committee of three "outside" directors was formed. The Compensation Committee did not meet in 1999.

                         COMPENSATION COMMITTEE REPORT

  National Bank of Alaska's compensation of executive officers is based on evaluation of many factors, including financial performance, information on industry compensation practices and levels, the ability to retain senior management, and an objective to have salaries at levels that can be maintained in the future.

  Compensation of all employees, including executive officers, is based on direct salary and participation in National Bank of Alaska's Profit Sharing Plan. National Bancorp and National Bank of Alaska do not grant executive employees stock options, stock appreciation rights, or other forms of long-term incentive compensation which are a significant portion of most peer bank compensation programs.

  Independent consultants are periodically engaged to report on comparisons of National Bank of Alaska's performance and the compensation of National Bank of Alaska's highest paid executive officers with similar size banks. In recent years, National Bank of Alaska has experienced substantial growth in assets and National Bank of Alaska's earnings as a return on assets has been outstanding.

  The chairman of the board's recommendations of salaries for the five highest paid officers of National Bank of Alaska for 1999, which are approved by the Compensation Committee on behalf of the board of directors, are as follows:

      Chairman of the Board and
       CEO                                 Edward B. Rasmuson               $440,000

      President                            Richard Strutz                   $400,000

      Executive Vice President             Kathleen Soderberg               $305,000

      Executive Vice President             Gary Dalton                      $250,000

      Executive Vice President             James L. Cloud                   $200,000

  The Compensation Committee has consistently found that salaries of executive officers are well within comparisons with other banks of similar size and consistent with the compensation plan objectives of National Bancorp and National Bank of Alaska.

                                          Compensation Committee

                                          James O. Campbell
                                          James H. Jansen
                                          Martin R. Pihl

            SECURITY OWNERSHIP OF MANAGEMENT AS OF JANUARY 31, 2000

                                          Amount and
                                          Nature of
                            Name of       Beneficial    Percent of
     Title of Class     Beneficial Owner  Ownership      Class(2)
     --------------    ------------------ ----------    ----------
     Common Stock      Edward B. Rasmuson 1,364,150(1)     4.4
      Par Value $2.50

     Common Stock      Richard Strutz         6,214
      Par Value $2.50

     Common Stock      Kathleen Soderberg     7,215
      Par Value $2.50

     Common Stock      Gary Dalton            3,536
      Par Value $2.50

     Common Stock      James L. Cloud         2,961
      Par Value $2.50

--------
1. Reported holdings exclude 1,038,880 shares held in trust for Edward B. Rasmuson on which Mr. Rasmuson has no power to vote or dispose. Also excluded are 49,692 shares held by the wife of Edward B. Rasmuson. Mr. Rasmuson has no power to vote or dispose of these share and disclaims any beneficial ownership.
2. If no percent is shown, the percent of the nominee's beneficial ownership is less than one percent.

                               CHANGES IN CONTROL

  On January 12, 2000, National Bancorp executed the merger agreement which calls for the merger of National Bancorp into a wholly-owned subsidiary of Wells Fargo, in which all of the outstanding shares of capital stock of National Bancorp will be exchanged for shares of common stock of Wells Fargo. To induce Wells Fargo to enter into the merger agreement, Elmer E. Rasmuson and Edward B. Rasmuson each signed a support agreement that, in part, requires them to vote their shares of stock in favor of the merger at the stockholders meeting that will be held to vote on the merger. See "The Merger--Support Agreements."

        TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES

  Certain directors and officers of National Bancorp and National Bank of Alaska and persons associated with them are customers of and have had transactions, including credit transactions, with National Bank of Alaska from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in transactions with such persons were made in the ordinary course of business, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions which National Bank of Alaska had with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG NATIONAL BANCORP, KBW 50 BANK INDEX, S&P 500 INDEX
                                (SEE FOOTNOTE A)

                                    [GRAPH]

                                  1994    1995    1996    1997    1998    1999
                                 ------- ------- ------- ------- ------- -------
KBW 50 Index.................... $100.00 $160.16 $226.56 $331.21 $358.62 $346.17
S&P Index....................... $100.00 $134.11 $166.30 $225.49 $289.93 $350.93
National Bancorp................ $100.00 $130.27 $142.77 $269.48 $292.59 $248.72

  A. Total return with dividend reinvestment is calculated based on share price appreciation or depreciation and total dividends paid. Dividend reinvestment assumes the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year. Dollar figures in the table are as of December 31 of the respective year.

  The KBW 50 Index is made up of 50 of the nation's most important banking companies, including all money centers and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. The KBW 50 is calculated in the same manner as the S&P 500. Both are market-capitalization-weighted indices, so companies judged by the market to be more important (i.e., more valuable) count for more in both indices. It should be kept in mind that, by design, the KBW 50 does not reflect the price or total return performance of smaller banking companies. Further information on the KBW 50 Bank Index may be obtained by writing Keefe, Bruyette & Woods, Inc., Two World Trade Center, 85th Floor, New York, New York 10048.

             ITEM 3. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  You will vote at the annual meeting to appoint independent public accountants to audit and report on the financial statements of National Bancorp and subsidiaries for the year ending December 31, 2000. National Bancorp's board of directors has recommended the appointment of Deloitte & Touche LLP as such independent accountants. Deloitte and Touche LLP acted in this capacity for the year ended December 31, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the meeting to answer appropriate questions and to make a statement if they wish.

  National Bancorp's board of directors recommends that you vote for the appointment of Deloitte & Touche LLP as National Bancorp's independent public accountants for the year ending December 31, 2000. Proxies solicited by National Bancorp's management will be so voted unless you specify a contrary choice on your proxy. To be approved, the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

                                    EXPERTS

Wells Fargo's Independent Accountants

  The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

National Bancorp's Independent Accountants

  The consolidated financial statements of National Bancorp of Alaska, Inc., incorporated in this proxy statement-prospectus by reference from National Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in its report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

                                    OPINIONS

Share Issuance

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

  Duane, Morris & Heckscher LLP, Washington, D.C., has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

                 DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

  National Bancorp will hold a 2001 annual meeting of stockholders only if the merger is not completed before the time of the meeting. If a 2001 annual meeting is held, any proposal to be presented at the meeting from a stockholder who wishes to have the proposal included in National Bancorp's proxy materials sent to stockholders for the meeting using the processes contained in Rule 14a-8 of the Securities Exchange Act of 1934 must be received by the Corporate Secretary of National Bancorp at Northern Lights Boulevard and C Street, Anchorage, Alaska 99503, not later than November 11, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

  Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to National Bancorp stockholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Other SEC Filings

  Wells Fargo and National Bancorp file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and National Bancorp's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or National Bancorp with the SEC at the following SEC locations:

  Public Reference Room  New York Regional Office    Chicago Regional Office
 450 Fifth Street, N.W.    7 World Trade Center          Citicorp Center
        Room 1024               Suite 1300           500 West Madison Street
 Washington, D.C. 20549  New York, New York 10048          Suite 1400
                                                    Chicago, Illinois 60661-
                                                              2511

  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

  Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423. National Bancorp's SEC filings are also available from commercial document retrieval services.

Documents Incorporated By Reference

  Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo or National Bancorp with the SEC.

 Wells Fargo Documents

  This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

  . Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000 and April 18, 2000;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for National Bancorp common stock.

 National Bancorp Documents

  This proxy statement-prospectus incorporates by reference the National Bancorp SEC documents set forth below. All of the documents were filed under SEC File No. 000-10769.

  .  Annual Report on Form 10-K for the year ended December 31, 1999;

  . Current Reports on Form 8-K filed January 14, 2000, February 16, 2000 and March 31, 2000.

  . All reports and definitive proxy or information statements filed by National Bancorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for National Bancorp common stock.

Documents Available Without Charge From The Companies

  Wells Fargo and National Bancorp will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or National Bancorp as follows:

             Wells Fargo:                        National Bancorp:
          Corporate Secretary                   Corporate Secretary
         Wells Fargo & Company              National Bancorp of Alaska,
             MAC N9305-173                             Inc.
          Sixth and Marquette               Northern Lights & C Streets
         Minneapolis, MN 55479                Anchorage, Alaska 99503
            (612) 667-8655                        (907) 522-8888

  To ensure delivery of the copies in time for the annual meeting, your request should be received by June 1, 2000.

  In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor National Bancorp has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated May 8, 2000. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

  This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and National Bancorp, including one or more of the following:

  . projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

  . descriptions of plans or objectives of management for future operations, products or services;

  .  forecasts of future economic performance;

  . descriptions of assumptions underlying or relating to any of the foregoing.

  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

  Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo and National Bancorp--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

  Wells Fargo's and National Bancorp's reports filed with the SEC, including Wells Fargo's and National Bancorp's Forms 10-K for the year ended December 31, 1999, describe some of these factors. For example, Wells Fargo's Form 10-K describes certain credit, market, operational, liquidity, and interest rate risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's Form 10-K include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation (including financial modernization legislation), the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

  There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Wells Fargo's and/or National Bancorp's business, results of operations and financial condition.

                                   APPENDIX A

                               ----------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                        NATIONAL BANCORP OF ALASKA, INC.

                                      and

                             WELLS FARGO & COMPANY

                          dated as of January 12, 2000

                               ----------------

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                        NATIONAL BANCORP OF ALASKA, INC.

                                      and

                             WELLS FARGO & COMPANY

                         dated as of February 15, 2000

                               ----------------

                             AMENDMENT TO AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

  This AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") entered into as of the 15th day of February, 2000, by and between NATIONAL BANCORP OF ALASKA, INC. ("Company"), a Delaware corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

  WHEREAS, Company and Wells Fargo are parties to that certain agreement and plan of reorganization dated as of the 12th day of January, 2000 (the "Agreement"), pursuant to the terms of which a wholly-owned subsidiary of Wells Fargo will merge with the Company,

  WHEREAS, the parties have determined that paragraph 1(a) of the Agreement should be amended to redefine the "Wells Fargo Measurement Price."

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

  1. Paragraph 1(a) of the Agreement is amended and restated in its entirety to read as follows:

    (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1 (d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing $30 by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on March 15, 2000.

  2. Except as specifically amended herein, the Agreement remains in full force and effect.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

Wells Fargo & Company                     National Bancorp of Alaska, Inc.


  /s/ Greg E. Cook                           /s/ Edward B. Rasmuson
By:__________________________________     By:__________________________________
Its: Senior Vice President                Its: Chairman of the Board of
                                          Directors

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 12th day of January, 2000, by and between NATIONAL BANCORP OF ALASKA, INC. ("Company"), a Delaware corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company of the par value of $2.50 per share ("Company Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock"),

  NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

1. Basic Plan of Reorganization

  [This paragraph 1(a) has been amended and restated in its entirety pursuant to the Amendment to Agreement and Plan of Reorganization, a copy of which document appears at the beginning of this Appendix A.]

  (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1 (d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing $30 by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on the day immediately preceding the date on which the Board of Governors of the Federal Reserve System approves the Merger.

  (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock for which a share of Company Common Stock shall be exchanged pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock for which a share of Company Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

  (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the second day immediately preceding the Effective Date of the Merger (as defined in paragraph 1(d) of this Agreement).

  (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within five (5) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur prior to March 16, 2000 and shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Wilmington, Delaware time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

  The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

  (e) Reservation of Right to Revise Structure. At Wells Fargo's election, the Merger may alternatively be structured so that (1) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (2) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (3) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to the Company's stockholders in the Merger or under such alternative structure (the "Merger Consideration"), (B) adversely affect the tax treatment of Company's stockholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph 6(h), or (C) impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

  2. Representations and Warranties of Company. Company represents and warrants to Wells Fargo as follows:

  (a) Organization and Authority. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Wells Fargo true and correct copies of its certificate of incorporation and by-laws, as amended.

  (b) Company's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company's subsidiaries as of the date hereof (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on
Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982) and the Delaware General Corporation Law, all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of Company consists of 40,000,000 shares of common stock, $2.50 par value, of which, as of the close of business on September 30, 1999, 30,218,199 shares were outstanding and 1,781,801 shares were held in the treasury. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 30,224,180. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Except for the preemptive rights afforded to Company stockholders under subsection (C) of Article Fourth of the certificate of incorporation of Company, as amended, and except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Except as set forth in
Schedule 2(c), since September 30, 1999 no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the stockholders of Company.

  (d) Authorization. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its stockholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of stockholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

  Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Company Financial Statements. The consolidated balance sheets of Company as of December 31, 1998 and 1997 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by Deloitte & Touche LLP and included in Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheets of Company as of September 30, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine (9) months then ended included in Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 as filed with the SEC (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company's Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company's Subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1995, Company and each Company Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

  (g) Properties and Leases. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of September 30, 1999 included in Company's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Except as set forth in Schedule 2(h), each of Company and the Company Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the knowledge of Company is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since December 31, 1998 there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally or changes to the general level of interest rates or other economic changes affecting banks generally).

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

    (iii) any labor contract or agreement with any labor union;

    (iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

    (vi) any real property lease and any other lease with annual rental payments aggregating $25,000 or more;

    (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

    (viii) any contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

  (k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 1998 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. There is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

  (l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Each of Company and each Company Subsidiary (other than any Company Subsidiary which is not actively engaged in an aviation, banking, insurance, mortgage, finance company, leasing or international banking business) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each such Company Subsidiary of its business and the condition and use of its properties do not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any such Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company's or such Company Subsidiary's Board of Directors.

  (p) Company Benefit Plans.

    (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

    (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

    (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that them is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

    (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
  Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

    (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to Company's stockholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, no misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except for CIBC World Markets Corp. which has retained to prepare a fairness opinion, neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Fiduciary Activities. Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company's Subsidiaries taken as a whole; except as set forth in Schedule 2(v), to the best of Company's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

  (w) Compliance with Year 2000 Requirements. Except as set forth in Schedule 2(w), Company is in compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Company has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review.

  3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Company as follows:

  (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Wells Fargo Capitalization. As of September 30, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1999, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,532 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,790 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,111 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 13,639 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,472 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,653 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1999, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on September 30, 1999, 1,649,763,637 shares were outstanding and 16,331,628 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

  (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

  Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the nine (9) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein. The Year 2000 disclosure contained in Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC and designated as the Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act, is true and correct in all material respects as of the date hereof.

  (f) Reports. Since December 31, 1995, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of September 30, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1998, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in generally accepted accounting principles or regulatory account requirements applicable to banks or their holding companies generally or changes to the general level of interest rates or other economic changes affecting banks generally).

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1998 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any labor contract or agreement with any labor union;

    (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on
Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Wells Fargo Benefit Plans.

    (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

    (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

    (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

    (iv) Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

    (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

    (vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

    (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

  (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and stockholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

  4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

  (a) Affirmative Covenants. Except as (i) otherwise permitted or required by this Agreement, (ii) Wells Fargo shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, or (iii) as set forth in Schedule 4(a), from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files (including credits extended after the date hereof), except that it shall not, without the prior written consent of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt, as evidenced by confirmed facsimile, of the request by John Nelson or the Wells Fargo representative designated by John Nelson in writing), (A) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (other than consumer-purpose loans and loans which are for less than $100,000), would be in excess of $2,500,000, or (B) make any extensions of credit aggregating in excess of $1,000,000 to a person or entity that is not a borrower as of the date hereof or that has not been a borrower within twelve months prior to the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage or its commercial equivalent; use its commercially reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its commercially reasonable efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

  (b) Negative Covenants. Except as (i) otherwise contemplated or required by this Agreement, (ii) Wells Fargo shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, or (iii) as set forth in Schedule 4(b), from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its certificate of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment which (i) is for a term of one (1) year or more and is in excess of $100,000, (ii) contains any covenant that limits the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business, (iii) is related to data processing, ATMs or related technology and is in excess of $100,000, or
(iv) is in excess of $250,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except U.S. Treasury and federal agency securities made by the Company's bank subsidiary in the ordinary course of business for terms of up to three (3) years and in amounts of $1,000,000 or less provided, however, that to accommodate the collateral requirements of secured depositors such bank subsidiary may make investments in U.S. Treasury and federal agency securities for terms of up to one (1) year and in amounts of $50,000,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof or by the proviso in the following clause; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof, provided, however, that the Company 401(k) Profit Sharing Plan may be amended to permit, and the Company may make, a profit sharing contribution for the year 1999 not to exceed $7,600,000 and a profit sharing contribution for the year 2000 not to exceed an aggregate annualized sum of $7,600,000, which sum shall be prorated for the period between January 1, 2000 and the Effective Time of the Merger, and provided, further, that such profit sharing contribution may be calculated in accordance with past practice and without regard to the effect of the accruals and reserves to be taken by the Company pursuant to paragraph 4(m) hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a Company Subsidiary's Board of Directors in accordance with applicable law and regulation, provided, however, that the Board of Directors of Company may declare and pay cash dividends to the Company stockholders out of the net earnings of the Company between the date of this Agreement and the Effective Time of the Merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed an annualized rate of $0.60 per share and provided, further, that Company stockholders shall be entitled to have a cash dividend declared on Company Common Stock in the event the Closing Date does not occur prior to the record date for the cash dividend, if any, payable on Wells Fargo Common Stock in the calendar quarter in which the Closing shall occur but not in the event that the Closing Date occurs prior to such record date (it being the intention of the parties that holders of shares of Company Common Stock shall not receive more than one dividend or fail to receive one dividend, for any single calendar quarter on their shares of Company Common Stock or shares of Wells Fargo Common Stock received in the Merger, as the case may be), and provided, further, that if Wells Fargo declares a dividend (other than its regular cash dividend) on Wells Fargo Common Stock with an ex-dividend date after the date on which the Board of Governors of the Federal Reserve System approves the Merger but prior to the Effective Date, the Board of Directors of the Company may also declare and pay cash dividends to the Company stockholders in an amount per share of Company Common Stock equal to the fair market value per share of Wells Fargo Common Stock of such dividend multiplied by the number of shares of Wells Fargo Common stock each share of Company Common Stock is exchanged for in the Merger; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) Stockholder Meeting. The Board of Directors of Company will duly call, and will cause to be held not later than thirty (30) business days following the effective date of the Registration Statement (or on such other date as may be agreed to by the parties), a meeting of its stockholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its stockholders in compliance with the Delaware General Corporation Law and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to obtain stockholder approval thereof. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rules 14e-2 and 14d-9 under the Exchange Act with respect to a Takeover Proposal (as defined in Section 9(a)(iv)) or making any disclosure required by applicable law.

  (d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Deloitte & Touche LLP to use such opinion in such Registration Statement.

  (e) Approvals. Company will take all necessary corporate and other action and use its commercially reasonable efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

  (f) Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to Company, in the public domain, or later acquired by Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

  (h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

  (i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend as of the Effective Date of the Merger, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger if a new determination letter is required for any Plan which is to be amended pursuant to paragraph 4(b) or terminated or amended pursuant to subparagraph 4(j)(i).

  (k) [Intentionally left blank].

  (l) Affiliate Letters. Company shall use its commercially reasonable efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or stockholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company's accounting and credit loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Company's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement.

  (n) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (other than those listed in Schedule 4(n)). Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four (4) weeks of execution of this Agreement.

  (o) Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than four (4) weeks from the date of this Agreement.

  (p) Year 2000. Company will comply with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. Company will provide Wells Fargo with access to its Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate Company's continuing Year 2000 compliance efforts and the results thereof.

  5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

  (a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the stockholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG LLP to use such opinion in the proxy statement.

  (c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company stockholders, at the time of the Company stockholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

  (d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the stockholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said stockholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

  (f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Approvals. As promptly as practicable after the execution of this Agreement, Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

  (h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Company.

  (i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Delaware General Corporation Law.

  (j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) Indemnification of Directors and Officers. With respect to the indemnification of directors and officers, Wells Fargo agrees as follows:

    (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Company's Certificate of Incorporation or By-laws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the greater of the net asset value of Company as of the Effective Date of the Merger or as of the date of such liquidation or sale, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Each Indemnified Party shall have the right to assert claims for indemnification directly against Wells Fargo without first having to assert such claim against Company or any Company Subsidiary. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

    (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

    (iii) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(m); and

    (iv) the provisions of this paragraph 5(m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

  (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects as of the Time of Filing as if made as of the Time of Filing (except to the extent such representations and warranties are by their express provisions made as of an earlier date, in which case as of such date), except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) Stockholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Certificate of Incorporation and the Delaware General Corporation Law.

  (e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such state banking, insurance and finance company authorities as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement, and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order which is then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368 of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the stockholders of

Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the stockholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger. In rendering such opinion, counsel to Company may require and rely upon representations contained in certificates of officers of Wells Fargo, Company or others. Wells Fargo shall provide such certificates, in form and substance reasonably acceptable to Wells Fargo, as counsel may reasonably require.

  (i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) Fairness Opinion. Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), the Board of Directors of Company shall have received an opinion of CIBC World Markets Corp. addressed to the Board of Directors of Company, and for its exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as CIBC World Markets Corp. deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Company pursuant to the Merger is fair from a financial point of view. Company shall promptly provide a copy of such opinion to Wells Fargo upon receipt.

  (k) No Material Adverse Change. Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally or changes in the general level of interest rates or other economic changes affecting banks generally).

  7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

  (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects as of the Time of Filing as if made as of the Time of Filing (except to the extent such representations and warranties are by their express provisions made as of an earlier date, in which case as of such date), except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

  (b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) Stockholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Certificate of Incorporation and the Delaware General Corporation Law.

  (d) Company's Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

  (f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary (other than any Company Subsidiary which is not actively engaged in an aviation, banking, insurance, mortgage, finance company, leasing or international banking business) shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or such Company Subsidiary's business required for the consummation of the Merger, and Company and each such Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

  (g) No Restraining Order, etc. No court or governmental authority of competent jurisdiction shall have issued an order which is then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) [Intentionally left blank].

  (i) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 30,224,180.

  (j) Registration Statement Effective; No Stop Order, etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall be pending or threatened.

  (k) Comfort Certificate. Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated through the Closing Date, in form and substance reasonably satisfactory to Wells Fargo, to the effect that:

    (i) the interim quarterly consolidated financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Company (except as may be indicated in the notes thereto);

    (ii) the amounts reported in the interim quarterly consolidated financial statements of Company agree in all material respects with the general ledger of Company;

    (iii) the annual and quarterly consolidated financial statements of Company and the Company Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

    (iv) from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement and to a date 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Company and the Company Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters; and

    (v) they have compared certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Company and the Company Subsidiaries and which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, with such general accounting records of Company and the Company Subsidiaries, and have found them to be in agreement in all material respects, except as disclosed in such letters.

  (l) No Casualty Losses, Etc. Company and the Company Subsidiaries considered as a whole shall not have sustained since December 31, 1998 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance, except for such loss or interference that would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

  (m) No Environmental Liability. Except with respect to matters listed on
Schedule 2(v), there shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

  (n) No Material Adverse Change. Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and the Company Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally or changes in the general level of interest rates or other economic changes affecting banks generally).

  (o) Year 2000. Company shall be in full compliance with current FFIEC Requirements. There shall be no feature of Company data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems can be completed. Company's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000; except for such failure to be in compliance, feature, or failure to so function that would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

  8. Employee Benefit Plans: Company Employees. Each person who is an employee of Company or any Company Subsidiary (except any person who is an employee of the Company or any Company Subsidiary and who is offered and accepts employment with Norwest Financial, Inc. prior to the Effective Date of the Merger) as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan) and shall enter each plan not later than the later of: (i) July 1, 2000, and (ii) the first day of the calendar month which begins after the month in which Effective Date of the Merger occurs (the "Benefits Conversion Date"):

    Medical Plan
    Dental Plan
    Vision Plan
    Short Term Disability Plan
    Long Term Disability Plan
    Long Term Care Plan
    Flexible Benefits Plan
    Basic Group Life Insurance Plan
    Group Universal Life Insurance Plan
    Dependent Group Life Insurance Plan
    Business Travel Accident Insurance Plan
    Accidental Death and Dismemberment Plan
    Salary Continuation Pay Plan
    Paid Time Off Program

  It is intended that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan or who has an employment agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement.

  Although participation in the Wells Fargo Long Term Disability Plan by Company Employees is subject to pre-existing condition exclusions, Wells Fargo will offer a long-term disability benefit for Company Employees who have pre-existing conditions on terms substantially similar to those available under the Wells Fargo Long Term Disability Plan.

  (b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, to the extent credited under the Company's defined contribution Plan, for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan), and shall enter the 401(k) Plan as of the Benefits Conversion Date.

  Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan ("Cash Balance Plan") under, subject to any eligibility requirements applicable to the Cash Balance Plan (with full credit for years of past service to Company and the Company Subsidiaries, to the extent credited under the Company's defined contribution plan, for the purpose of satisfying any eligibility and vesting periods applicable to the Cash Balance Plan and with respect to calculating compensation credits under the Cash Balance Plan), and shall enter the Cash Balance Plan as of the Benefits Conversion Date.

  Each Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

  8.1 Employee Benefit Plans: NFI Company Employees. Each person who is an employee of the Company or any Company Subsidiary as of the Effective Date of the Merger and who is offered and accepts employment with Norwest Financial, Inc. prior to the Effective Date of the Merger ("NFI Company Employee") will be eligible for participation in the payroll practices, employee welfare benefit plans and employee retirement benefit plans of Norwest Financial, as in effect from time to time, as follows:

  (a) NFI Payroll Practices and Employee Welfare Benefit Plans. Each NFI Company Employee shall be given credit for service with the Company and the Company Subsidiaries for purposes of meeting the service eligibility requirements applicable to Norwest Financial's payroll practices and employee welfare benefit plans and, subject to any eligibility requirements (but not subject to pre-existing condition exclusions, except to the extent such exclusions were in effect under the Company Benefit Plans), shall be entitled to enter the following plans or programs on the Effective Date of the Merger or as soon thereafter as administratively feasible:

    Medical and Dental Plan (including Vision)
    Excusable Absence Plan
    Basic, Additional, Spouse and Dependent Life Insurance Plan
    Accidental Death and Dismemberment Plan
    Business Travel Accident Plan
    Holiday
    Vacation
    Long Term Disability Plan

  (b) NFI Employee Retirement Benefit Plans. Each NFI Company Employee shall be eligible to participate in the Norwest Financial Pension Plan (the "Pension Plan"), subject to any eligibility requirements applicable to the Pension Plan. Service with the Company and the Company Subsidiaries, to the extent credited under the Company's defined contribution Plan, will be recognized for participation and vesting purposes under the Pension Plan. Benefit accrual will begin under the Pension Plan as of the first day of Norwest Financial employment.

  Each NFI Company Employee shall be eligible to participate in the Norwest Financial Thrift and Profit Sharing Plan (the "Profit Sharing Plan"), subject to any eligibility requirements applicable to the Profit Sharing Plan. Service with the Company and the Company Subsidiaries, to the extent credited under the Company's defined contribution Plan, will be recognized for participation and vesting purposes under the Profit Sharing Plan. Each such employee may enroll in the Profit Sharing Plan, if eligible, during the first enrollment period following the Effective Date of the Merger.

  9. Termination of Agreement.

  (a) This Agreement may be terminated at any time prior to the Time of Filing:

    (i) by mutual written consent of the parties hereto;

    (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by September 30, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

    (iii) by Company or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

    (iv) by either Wells Fargo or Company upon written notice to the other party if the Board of Directors of Company shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this paragraph (a)(iv) unless it has not breached any covenant contained in paragraph 4(h). As used in this Agreement: (i) "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Company or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Company, and (ii) "Superior Proposal" means a Takeover Proposal with terms which the Board of Directors of Company shall determine in good faith, after taking into account the advice of its financial advisor, to be more favorable to Company and its stockholders than the transactions contemplated hereby; or

    (v) by Wells Fargo upon written notice to Company if (A) the Board of Directors of Company fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Company or Company's stockholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Company stockholders contemplated by paragraph 4(c), or (C) the meeting of Company stockholders contemplated by paragraph 4(c) is not held prior to May 15, 2000, and Company has failed to comply with its obligations under paragraph 4(c). "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Company, its bank subsidiary (the "Bank") or any successor to Company or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Company or any of the Company Subsidiaries representing 25% or more of the consolidated assets of Company and the Company Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Company or the Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

  (b) In the event of termination of this Agreement pursuant to paragraph 9(a), this Agreement shall forthwith become null and void, there shall be no liability under this Agreement on the part of Wells Fargo or Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that paragraphs 4(g), 5(h) and 10 shall survive such termination, and (ii) nothing herein shall release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder.

  10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo; provided, however, that if Wells Fargo exercises its right to revise the structure of the Merger pursuant to paragraph 1(e) hereof, Wells Fargo agrees to reimburse Company for its actual expenses in connection with such restructuring, and provided, further, that if this Agreement is terminated by Wells Fargo, Wells Fargo agrees to reimburse Company for its actual expenses in connection with obtaining the environmental assessments required by paragraph 4(n) hereof.

  11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto except that the Indemnified Parties shall have the right to enforce their rights under Section 5(m).

  13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or (iv) shall be sent by reputable overnight courier service addressed as follows:

    If to Wells Fargo:

      Wells Fargo & Company
      MAC N9305-173
      Sixth and Marquette
      Minneapolis, Minnesota 55479
      Attention: Corporate Secretary

    If to Company:

      National Bancorp of Alaska, Inc.
      301 East Northern Lights Boulevard
      Anchorage, AK 99503
      Attention: Edward B. Rasmuson

    with a copy to:

      Duane, Morris & Heckscher LLP
      1667 K Street N. W., Suite 700
      Washington, DC 20006-1608
      Attention: Brian D. Alprin, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, the Merger Agreement and any other agreements or documents executed and delivered with this Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

  16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the stockholders of Company shall be made which changes in a manner adverse to such stockholders the consideration to be provided to said stockholders pursuant to this Agreement and the Merger Agreement.

  18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

  19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement.

  20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both which shall constitute but one instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Wells Fargo & Company                     National Bancorp of Alaska, Inc.


  /s/ John E. Ganoe                          /s/ Edward B. Rasmuson
By:__________________________________     By:__________________________________
Its: Executive Vice President             Its: Chairman of the Board of
                                          Directors

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    Between
                        NATIONAL BANCORP OF ALASKA, INC.
                             a Delaware corporation
                          (the surviving corporation)
                                      and
                                  [MERGER CO.]
                             a Delaware corporation
                            (the merged corporation)

  This Agreement and Plan of Merger dated as of       , 2000, between NATIONAL
BANCORP OF ALASKA, INC., a Delaware corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and [MERGER CO.], a Delaware corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations").

  WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company ("Wells Fargo"), was incorporated by a Certificate of Incorporation filed in
the office of the Secretary of State of the State of Delaware on      , 2000,
and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Merger Co. has authorized
capital stock of      shares of common stock having a par value of $    per
share ("Merger Co. Common Stock"), of which     shares were outstanding as of
the date hereof; and

  WHEREAS, Company was incorporated by a Certificate of Incorporation filed in
the office of the Secretary of State of the State of Delaware on     , 19   and
said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Company has authorized capital stock
of       shares of Common Stock, par value $    per share ("Company Common
Stock") of which      shares were outstanding and      shares were held in the
treasury as of     , 19  ; and

  WHEREAS, Wells Fargo and the Company are parties to an Agreement and Plan of
Reorganization dated as of     , 19   (the "Reorganization Agreement"), setting
forth certain representations, warranties and covenants in connection with the merger provided for herein; and

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective stockholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

  NOW, THEREFORE, the parties hereto in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Company pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of Company Common Stock for shares of common stock of Wells Fargo, par value $1 2/3 per share ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger, Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be National Bancorp of Alaska, Inc.

  SECOND: The Certificate of Incorporation of Company at the time of merger shall be amended as set forth below and, as so amended, shall be the Certificate of Incorporation of the surviving corporation until further amended according to law:

    [Amend to change registered agent]

  THIRD: The By-Laws of Company at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Certificate of Incorporation of the surviving corporation or of said By-Laws.

  FOURTH: The directors of Merger Co. at the time of merger shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

  FIFTH: The officers of Merger Co. at the time of merger shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

  SIXTH: The manner and basis of converting the shares of Company Common Stock into shares of Wells Fargo Common Stock shall be as follows:

    1. Each share of Company Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing $30 by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on the day immediately preceding the date on which the Board of Governors of the Federal Reserve System approves the Merger.

    2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

    3. If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of Company Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

    4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days ending on the second day immediately preceding the effective date of the merger.

    5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of common stock of the surviving corporation after the time of merger.

  SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1. The effective date of merger shall be the date on which a Certificate of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

      a. This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the Delaware General Corporation Law; and

      b. A Certificate of Merger with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of Company and, if required, by the Secretary or an Assistant Secretary of Company, (and, if required, by the President or a Vice President of Merger Co. and, if required, by the Secretary or an Assistant Secretary of Merger Co.), and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

    2. The merger shall become effective as of 11:59 p.m. Anchorage, Alaska (the "time of merger") on the effective date of merger.

  EIGHTH: At the time of merger:

    1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

    2. The merger shall have the other effects prescribed by Section 259 of the Delaware General Corporation Law.

  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1. [Reserved].

    2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may to the extent permitted by applicable law execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

    3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

    5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    6. At any time prior to the filing of Certificate of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the stockholders of either constituent corporation.

  IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                          National Bancorp of Alaska, Inc.

                                          By: _________________________________

                                          Its: ________________________________

(Corporate Seal)

  The undersigned is the Secretary of National Bancorp of Alaska, Inc. and hereby certifies, in accordance with Section 251(c) of the Delaware General Corporation Law, that a majority of the outstanding stock of National Bancorp of Alaska, Inc. entitled to vote on the foregoing Agreement and Plan of Merger has been voted for adoption of such agreement.

                                          _____________________________________

                                          Name: _______________________________

                                          [Merger Co.]

                                          By: _________________________________

                                          Its: ________________________________

(Corporate Seal)

  The undersigned is the Secretary of [Merger Co.] and hereby certifies, in accordance with Section 251(c) of the Delaware General Corporation Law, that a majority of the outstanding stock of [Merger Co.] entitled to vote on the foregoing Agreement and Plan of Merger has been voted for adoption of such agreement.

                                          _____________________________________

                                          Name: _______________________________

                                                                       EXHIBIT B

Wells Fargo & Company
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

  I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of National Bancorp of Alaska, Inc., a Delaware corporation ("Company").

  Pursuant to an Agreement and Plan of Reorganization, dated as of       ,
2000, (the "Reorganization Agreement"), between Company and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") and, as a result of such Merger, I will receive in exchange for each share of Common Stock, par value $2.50 per share, of Company ("Company Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement) a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

  I hereby agree as follows:

  I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

  I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

  It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer order shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of the disposition of the Stock an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or

(iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

  I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Company Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Company.

                                          Sincerely,

                                          _____________________________________

                                   APPENDIX B

                  FAIRNESS OPINION OF CIBC WORLD MARKETS CORP.

                           [CIBC Logo and Letterhead]

May 8, 2000
The Board of Directors
National Bancorp of Alaska, Inc.
301 West Northern Lights Boulevard
Anchorage, AK 99510

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $2.50 (the "Common Stock") of National Bancorp of Alaska, Inc. (the "Company") of the consideration to be paid by Wells Fargo & Company ("Wells Fargo") pursuant to the Agreement and Plan of Reorganization, dated as of January 12, 2000, by and between the Company and Wells Fargo (the "Agreement"). Pursuant to the Agreement, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into the Company, with the Company as the surviving corporation (the "Merger") and each outstanding share of Common Stock of the Company will be exchanged for the number of shares of Wells Fargo common stock, par value $1.667 (the "Wells Fargo Common Stock) determined by dividing $30.00 by the Wells Fargo Measurement Price (as defined below). The Wells Fargo Measurement Price is defined as the average closing prices of a share of the Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on March 15, 2000.

  In connection with this opinion we have reviewed, among other things: (a) the Agreement; (b) the Agreement and Plan of Merger set forth in Exhibit A to the Agreement; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Wells Fargo and the Company for the three fiscal years ended December 31, 1998; (d) unaudited consolidated financial statements and management's analysis and discussion of the financial condition and results of operations for each of Wells Fargo and the Company for the nine months ended September 30, 1999; (e) certain other publicly available business and financial information relating to the Company and Wells Fargo; (f) certain internal financial analyses, budgets, projections and forecasts for the Company; (g) the views of senior management of Wells Fargo and the Company of the past and current business operations, results thereof, financial condition and future prospects of their respective companies; (h) a comparison of certain financial information for Wells Fargo and the Company with similar information for certain other companies considered comparable to these respective companies;
(i) the financial terms of certain recent business combinations in the banking industry; (j) the pro forma effect of the Merger on Wells Fargo based on certain assumptions and analyses provided by the Company and Wells Fargo; (k) the current market environment generally and the banking environment in particular; and (l) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

  We have relied, without independent verification or investigation, on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us. In that regard, we have assumed, with your consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgements of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities of Wells Fargo or the Company and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Wells Fargo or the Company nor reviewed any individual loan credit files.

  You have informed us and we have assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles.

  As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we may actively trade the equity securities of the Company and Wells Fargo for our own account and for the accounts of customers, and may at any time hold a long or short position in such securities.

  It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document filed by the Company with the US Securities and Exchange Commission, without our prior written consent, except that this opinion may be quoted in, referred to and filed as an exhibit to the Proxy Statement-Prospectus to be used in connection with the approval of the Merger by the stockholders of the Company which we have had a prior opportunity to review.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Wells Fargo to the holders of the Company's Common Stock pursuant to the Merger is fair, from a financial point of view, to the holders of such Common Stock.

Very truly yours,

[CIBC World Markets Signature]

_____________________________________
CIBC World Markets Corp.

                                      B-2